Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

KURARAY CO., LTD.,

KURARAY HOLDINGS U.S.A., INC.,

KJ MERGER SUB, INC.

and

CALGON CARBON CORPORATION

dated as of

SEPTEMBER 21, 2017

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-ii-

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Article X DEFINITIONS; INTERPRETATION		68

Section 10.1	Certain Terms Defined	68

Section 10.2	Other Definitional and Interpretative Provisions	79

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EXHIBIT INDEX

EXHIBIT A    Amended and Restated Certificate of Incorporation

EXHIBIT B    Amended and Restated Bylaws

EXHIBIT C    Forum Selection Bylaw Provision

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2017, by and among Kuraray Co., Ltd., a company organized under the laws of Japan (“Kuraray”), Kuraray Holdings U.S.A., Inc., a Delaware corporation (“Parent”), KJ Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Calgon Carbon Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the boards of directors of Kuraray and Parent have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) and the other Transactions, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the boards of directors of the Company and Merger Sub has (a) determined that the Merger is fair to and in the best interests of their respective stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) resolved to recommend to each of their respective stockholders that such stockholders adopt this Agreement; and

WHEREAS, Kuraray, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and prescribe various conditions to, the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 500 Grant Street, Suite 4500, Pittsburgh, Pennsylvania, as soon as practicable, but in no event later than 10:00 a.m. on the fourth Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII or on such other date as is mutually agreed to in writing by the parties to this Agreement. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 1.3    Effective Time. The parties to this Agreement shall cause the Merger to become effective by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) at the Closing (or at such other time or date as Kuraray and the Company may agree in writing) in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Kuraray and the Company in writing, being the “Effective Time”).

Section 1.4    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the amended and restated certificate of incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) shall be amended so as to read in its entirety as is set forth on Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”) shall be amended so as to read in their entirety in the form as is set forth on Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

Section 1.6    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in each case, as may be amended from time to time.

Section 1.7    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of either the Company or Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Kuraray, Parent, Merger Sub, the Company, the holders of shares of Company Common Stock (the “Shares”) or any other securities of the Company or the holders of any securities of Kuraray, Parent or Merger Sub:

(a)    Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $21.50 in cash, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding, will automatically be cancelled and retired and will cease to exist. Each holder of such Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b)    Each (i) Share held in the treasury of the Company, (ii) Share owned by Kuraray or any direct or indirect wholly owned Subsidiary of Kuraray immediately before the Effective Time, and (iii) Dissenting Share will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and no payment or other consideration will be made with respect to such Shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.

(c)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2    Payment; Surrender of Shares; Stock Transfer Books.

(a)    Prior to the Effective Time, Kuraray or Parent shall select a paying agent (the “Paying Agent”) reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger to receive the funds necessary to make the payments contemplated by Section 2.1(a). At or immediately prior to the Effective Time, Kuraray shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”), the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a) upon the surrender of such holders’ Certificates or Book-Entry Shares in accordance with Section 2.2(b). The Paying Agent agreement pursuant to which Kuraray or Parent shall appoint the Paying Agent shall be in a form and substance reasonably acceptable to the Company.

(b)

(i)    As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Kuraray shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in form reasonably agreed by Kuraray and the Company) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or the Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a duly completed and validly executed letter of transmittal in accordance with the instructions thereto and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Kuraray shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Book-Entry Shares or Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) so surrendered. Until so surrendered, Certificates or Book-Entry Shares (other than any Shares to be cancelled pursuant to Section 2.1(b)) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii)    If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares are registered, it will be a condition to such payment that the Certificates or Book-Entry Shares so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(c)    At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares are presented to the Surviving Corporation, the holder of such Shares will be given a copy of the letter of transmittal and the instructions thereto referred to in Section 2.2(b) and will be instructed to comply with such instructions in order to receive the Merger Consideration with respect to such holder’s Shares. No interest will accrue or be paid on any cash payable upon the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d)    On the date which is one year after the Effective Time, the Paying Agent shall deliver to Kuraray, Parent or the Surviving Corporation, as Kuraray may designate in its discretion, the undistributed portion of the Payment Fund, including any interest received with respect thereto, and any Certificates or other documents, in its possession relating to the Transactions, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to Kuraray, Parent or the Surviving Corporation, and thereafter such holders (other than with respect to any Shares contemplated by Section 2.1(b)) will be entitled to look to Kuraray, Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for payment of the Merger Consideration payable thereon upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares, without any interest on such Merger Consideration. Immediately prior to the date on which any Merger Consideration would escheat or otherwise become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Kuraray, Parent or the Surviving Corporation, as Kuraray may designate, free and clear of all Encumbrances. Notwithstanding the foregoing, none of Kuraray, Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any Person for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e)

(i)    Notwithstanding any provision in this Agreement to the contrary other than Section 2.2(e)(ii), Kuraray, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(ii)    If Kuraray determines that any portion of a payment made pursuant to Section 2.2 is subject to withholding Tax pursuant to Sections 897 and 1445 of the Code, Kuraray shall promptly notify the Company in writing of such determination and provide the Company with a written explanation setting forth the reasons for such withholding. Kuraray shall provide any such notification and written explanation to the Company no later than 20 days prior to the Closing Date. During the ten day period following the delivery of such notification and written explanation, the Company shall review such written explanation and shall notify Kuraray in writing of any disagreement with such explanation and any proposal for the reduction of withholding Tax. Kuraray and the Company shall endeavor in good faith to resolve any such disagreement and minimize any required withholding during the five day period following the Company’s response to Kuraray’s notification and written explanation.

(f)     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kuraray, Parent or the Surviving Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Kuraray, Parent or the Paying Agent, a bond in a customary amount as indemnity against any claim that may be made against it with respect to such

Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, without interest, with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g)    The Paying Agent will invest all cash included in the Payment Fund as directed by Kuraray; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall become part of the Payment Fund, and any amount in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Kuraray, Parent or the Surviving Corporation, as requested by Kuraray. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Kuraray will promptly replace or restore, or will promptly cause to be replaced or restored, the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3    Treatment of Company Stock Plans.

(a)    Each Company Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall terminate and be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share set forth in such Company Option (the “Option Cash Payment”). As of the Effective Time, each holder of a Company Option shall cease to have any rights under or with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment shall be made by the Surviving Corporation to the applicable holder promptly following the Effective Time (and no later than the later of (x) five Business Days following the Effective Time and (y) the end of the first payroll period of the Surviving Corporation following the Effective Time).

(b)    Each unvested share of Company Restricted Stock that is outstanding as of the Effective Time shall vest, and the holder thereof shall receive (i) payment with respect to each such vested share of Company Restricted Stock pursuant to Section 2.1(a), and (ii) a cash payment equal to any outstanding cash dividends that have accumulated but not been paid by the Company with respect to such shares of Company Restricted Stock.

(c)    Each Company Phantom Stock Unit Award that is outstanding and unexercised as of the Effective Time shall terminate and be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of Shares subject to such Company Phantom Stock Unit Award, including any dividends credited with respect thereto, and (ii) the Merger Consideration (the “Phantom Stock Unit Award Cash Payment”). As of the Effective Time, each holder of a Company Phantom Stock Unit Award shall cease to have any rights under or with respect thereto, except the right to receive the Phantom Stock Unit Award Cash Payment. The Phantom Stock Unit Award Cash Payment shall be made by the Surviving Corporation to the applicable holder promptly following the Effective Time (and no later than the later of (x) five Business Days following the Effective Time and (y) the end of the first payroll period of the Surviving Corporation following the Effective Time).

(d)    Each Company Performance Share Award that is outstanding or payable as of the Effective Time (whether vested or unvested) shall terminate and be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to (i) the product of (A) the number of Shares underlying such Company Performance Share Award (assuming payout at 100% of target) and (B) the Merger Consideration, plus (ii) the cash dividends that would have been paid from the effective date of the Company Performance Share Award through the Effective Time, had the Company Performance Share Award represented Shares issued and outstanding during such period (assuming payout at 100% of target) (collectively, the “Performance Share Award Cash Payment”). As of the Effective Time, each holder of a Company Performance Share Award shall cease to have any rights under or with respect thereto, except the right to receive the Performance Share Award Cash Payment. The Performance Share Award Cash Payment shall be made by the Surviving Corporation to the applicable holder promptly following the Effective Time (and no later than the later of (x) five Business Days following the Effective Time and (y) the end of the first payroll period of the Surviving Corporation following the Effective Time).

(e)    At or prior to the Effective Time, the Company Board and its Compensation Committee shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3.

Section 2.4    Dissenters’ Rights. Shares that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with, and at all times the holder of such Shares has been in compliance with, Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead at the

Effective Time shall become entitled to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares fails to perfect or otherwise waives, withdraws, loses or becomes ineligible for such appraisal or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share, and each such Share will be deemed to have converted as of the Effective Time into, and shall have become, the right to receive the Merger Consideration, without interest. The Company shall give Kuraray prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Kuraray shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, without the prior written consent of Kuraray, make any payment with respect to, or settle or offer to settle, any such demands, or agree to take or commit to take any such action.

Section 2.5    Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any Subsidiary of the Company, Kuraray, Parent, Merger Sub or any other Person to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the letter from the Company, dated the date hereof, addressed to Kuraray, Parent and Merger Sub (the “Company Disclosure Letter”), subject in all respects to Section 9.7 or (y) as disclosed in the Company SEC Documents filed with the SEC and publicly available at least three Business Days prior to the date of this Agreement (and only as and to the extent disclosed therein), other than any disclosures in any such Company SEC Documents contained under the captions “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” sections thereof or other similarly cautionary, forward-looking or predictive statements therein, it being understood that this clause (y) shall not be applicable to Section 3.1, Section 3.2, Section 3.25, and Section 3.26, the Company represents and warrants to Kuraray, Parent and Merger Sub as follows:

Section 3.1    Organization.

(a)    Each of the Company and its Subsidiaries is a corporation, partnership or other entity organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and each of its Subsidiaries is qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2    Authorization; Validity of Agreement; Company Action.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the board of directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except, in the case of the consummation of the Merger, for (x) the Stockholder Approval and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Kuraray, Parent and Merger Sub, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “General Enforceability Exceptions”).

(b)    Assuming the accuracy of the representations and warranties in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon to adopt this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger.

(c)    At a meeting duly called and held, the Company Board (i) determined that the Merger is fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend to the Company’s stockholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and directed that such matter be submitted for consideration of the Company’s stockholders at the Meeting.

(d)    At a meeting duly called and held, the Company Board unanimously adopted resolutions approving an amendment to the Company’s bylaws to include the provision set forth in Exhibit C hereto. The Company Board has not amended or withdrawn such resolutions and the language of such amendment to the Company’s bylaws has not been amended or otherwise modified.

Section 3.3    Consents and Approvals; No Violations.

(a)    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not (i) conflict with, or result in any violation of (subject to obtaining the Stockholder Approval), the certificate of incorporation and the bylaws of the Company and the comparable constituent documents of each of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of Section 3.3(b) have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of the foregoing clauses (i) and (ii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization or Order of, action by, registration, declaration or filing with, or notification to, any federal, state, local or municipal governmental, administrative or regulatory (including stock exchange)

authority, agency, court or tribunal of competent jurisdiction, or other governmental commission, branch or authority or other governmental entity or body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) as may be required in connection with this Agreement and the Transactions, and Takeover Laws and state securities and “blue sky” Laws, (ii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (vi) filings with, submissions as may be advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval, (vii) the notification to DDTC under ITAR, and (viii) any such consent, approval, order, authorization, permit, action, declaration, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

Section 3.4    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of both common stock, par value $0.01 per share (the “Company Common Stock”), and Class A stock, par value $0.01 per share (the “Company Class A Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of September 19, 2017, there were (i)(A) 50,792,766.9282 Shares issued and outstanding (which number includes 303,677 shares of Company Restricted Stock), (B) no shares of Company Class A Stock issued and outstanding, (C) 10,918,980 Shares held by the Company in its treasury and (D) no shares of Company Class A Stock held by the Company in its treasury, (ii) 199,829 Shares underlying the outstanding Company Performance Share Awards, (iii) 2,085,675 Shares subject to outstanding Company Options, (iv) 27,289.63 Shares subject to outstanding Company Phantom Stock Unit Awards and (v) (A) no shares of Company Preferred Stock issued or outstanding and (B) no shares of Company Preferred Stock are held by the Company in its treasury. All the outstanding Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as referred to in this Section 3.4, there are no (1) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (2) existing options, warrants, calls, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character to acquire any such capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, share of deferred stock, restricted stock award, stock appreciation right, phantom stock award, preemptive right, subscription or other right, agreement, arrangement or commitment, (3) outstanding contractual obligations, commitments, arrangements, undertakings or securities (I) obligating any of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or subscribe for any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or (II) that give any Person the right to receive any economic interest of a nature accruing to the holders of Shares or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries, or (4) issued or outstanding equity performance awards, units, rights to receive Shares on a deferred basis, or rights to purchase or receive Shares or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in the foregoing clauses (1) through (4) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any shares of capital stock of the Company.

(b)    Section 3.4(b) of the Company Disclosure Letter lists each Subsidiary of the Company. All of the outstanding equity securities of such Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such equity securities have been validly issued, are fully paid and nonassessable not subject to preemptive rights, and are wholly owned, directly or indirectly, by the Company by either the Company or one of its Subsidiaries free and clear of any Encumbrances of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions). Except for the equity securities of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest or Rights in, any Person.

(c)    There is no Indebtedness of the Company that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote. Except for any obligations pursuant to this Agreement, there are no voting trusts or other agreements or understandings, to which the Company or any of its Subsidiaries is a party or is otherwise bound with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

(d)    There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than pursuant to the Company Plans.

Section 3.5    SEC Reports and Financial Statements.

(a)    The Company has filed with or furnished to the SEC, at or prior to the time so required, all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2015, under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its respective date of filing, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amending or superseding filing, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2015, has been, required to file any forms, reports or other documents with the SEC. The Company has delivered, or otherwise made available through filings with the SEC, to Kuraray copies of all material comment letters received by the Company from the SEC since January 1, 2015 relating to the Company SEC Documents, together with all material written responses of the Company thereto. To the Knowledge of the Company, there are no material outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b)    Each of the audited and unaudited consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements.

(c)    Each of the principal executive officers of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 3.6    Internal Controls.

(a)    The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially adversely affect the Company Financial Statements would be detected or prevented in a timely manner.

(b)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c)    Since January 1, 2015 (or such later date coinciding with the start date of such principal financial officer), neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

Section 3.7    Absence of Certain Changes. (a) Since January 1, 2017 through the date of this Agreement, (i) except as otherwise required or contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any action or event, or any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.1(a)(vii) and (b) since January 1, 2017, there has not been any Change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8    No Undisclosed Material Liabilities. To the Knowledge of the Company, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, absolute, determined or contingent, and there is no existing condition, situation or set of circumstances, that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the Company’s audited consolidated balance sheet as of December 31, 2016 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2017 or (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9    Compliance with Laws and Orders. The Company and each of its Subsidiaries is and, since January 1, 2015, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold all material franchises, grants, licenses, authorizations, permits, easements, variances, exceptions, certificates, clearances, permissions, qualifications, registrations, orders, consents and approvals of all Government Entities, and have filed all material reports, notices, and other documents with all Government Entities, necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on operation of the businesses of the Company and its Subsidiaries as of the date hereof and as of the Closing Date (the “Company Permits”), except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the material terms and requirements of the Company Permits. All Company Permits are valid and in full force and effect and are not subject to any Action or Order that would reasonably be expected to result in any material modification, termination or revocation thereof.

Section 3.10     Material Contracts.

(a)    Section 3.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the following Contracts (excluding, in each case, (x) any Company Plan, (y) any Contracts filed no less than two Business Days prior to the date hereof as exhibits to all forms, reports, schedules, statements and other documents publicly filed with the SEC, and (z) this Agreement) to which the Company or any of its Subsidiaries is a party otherwise bound, in each case, as of the date of this Agreement:

(i)    any Contract that is required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $5 million, except for Contracts relating to Indebtedness between the Company and any of its Subsidiaries or between Subsidiaries of the Company;

(iii)    any Contract for the sale of any of the Company’s or its Subsidiaries’ property or assets (other than sales of inventory, product or obsolete equipment in the ordinary course of business) for, in each case, aggregate consideration of more than $15 million;

(iv)    any Contract, which is material to the Company and its Subsidiaries, taken as a whole, entered into within the past two years in connection with the settlement or other resolution of any Action, involving a payment in excess of $5 million or any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;

(v)    any Government Contract between the Company or any of its Subsidiaries and any of the ten largest customers of the Company and its Subsidiaries that are municipal Governmental Entities (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended December 31, 2016) (each such Contract, a “Municipal Contract”);

(vi)    any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any activity or business of the Company or its Subsidiaries, or with any Person in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less;

(vii)    any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than any such Contract solely between or among any of the Company and any of its direct or indirect wholly owned Subsidiaries;

(viii)    any Contract that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10 million per annum, except for any such Contract that may be cancelled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(ix)    each material Contract to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license to Intellectual Property Rights, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 120 days or less;

(x)    each material Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property Rights, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 120 days or less;

(xi)    each Contract that would materially impair or limit the Company’s or any of its Subsidiaries’ ability to own, enforce, use, license or disclose any Company Intellectual Property Rights;

(xii)    each material Contract between the Company or any of its Subsidiaries and any of the ten largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended December 31, 2016) (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”);

(xiii)    each material Contract between the Company or any of its Subsidiaries and any of the ten largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended December 31, 2016) (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”);

(xiv)    any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount of money in excess of $100,000 to any of its current or former directors, officers, employees or consultants; or

(xv)    any Contract that would prevent the Company from or materially impair the ability of the Company to perform its obligations under this Agreement in any material respect.

Each such contract described in clauses (i) through (xv) is referred to herein as a “Company Material Contract.”

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Company Material Contract,

(ii) each of the Company Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries (and, to the Knowledge of the Company, the other parties thereto), subject to the General Enforceability Exceptions, (iii) to the Knowledge of the Company, the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, (iv) none of the Company or any of its Subsidiaries has received any notice of termination with respect to and, to the Knowledge of the Company, no party has threatened to terminate any, Company Material Contract, (v) to the Knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Company Material Contract.

(c)    True and complete copies of each Major Customer Contract, Major Supplier Contract and Municipal Contract, in each case, as amended and supplemented, have been delivered by the Company to Kuraray and Parent or have otherwise been made available to Kuraray and Parent.

Section 3.11    Information in the Proxy Statement. The proxy statement relating to the Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders, at the time of the Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Kuraray, Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.12    Litigation. Section 3.12 of the Company Disclosure Letter sets forth a true, correct and complete list, as of June 30, 2017, of each material Action pending or, to the Knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries (a) for money damages (other than immaterial amounts), (b) that seeks injunctive relief, (c) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Kuraray of the Transactions or (d) that, if resolved in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, (x) neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order and (y) there is no pending or, to the Knowledge of the Company, threatened material governmental or regulatory audit or investigation of the Company or any of its Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13    Employee Compensation and Benefit Plans; ERISA.

(a)    As used herein, the term “Company Plan” shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each equity incentive plan (including each Company Stock Plan), and each other material compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other material benefit plan, agreement, program, policy or Contract, whether or not subject to ERISA, under which any current or former employee, officer or director, individual contractor or individual consultant of the Company or any of its Subsidiaries (“Company Covered Employees”) has any present or future right to benefits, which is entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)    Each Company Plan is in compliance, in form, with all requirements of applicable Laws and has been administered in all respects in accordance with its terms with all applicable Laws, including ERISA and the Code.

(ii)    Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(iii)    No event has occurred that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA, including any termination as of the Effective Time of any Company Plan subject to Title IV of ERISA or the imposition of any withdrawal liability under a multiemployer plan (within the meaning of section 3(37) of ERISA) as a result of a complete withdrawal by the Company and its ERISA Affiliates from any such multiemployer plan as of the Effective Time.

(iv)    No Actions (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(v)    (A) Each Company Plan that is maintained primarily for the benefit of Company Covered Employees based outside of the United States (a “Company Non-U.S. Plan”) is in compliance with all applicable Laws; and (B) each Company Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Company Non-U.S. Plans, reserves therefor have been established as required on the accounting statements of the applicable Company or Subsidiary of the Company.

(vi)    The Company and its Subsidiaries have been and are in compliance with the terms of each applicable collective bargaining or similar agreement or Contract with any labor organization with respect to any employee (each, a “Collective Bargaining Agreement”).

(vii)    There is no (A) labor arbitration or grievance proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(viii)    There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company may be liable or under Section 409A of the Code for which the Company, any of its Subsidiaries or any participant in any Company Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(ix)    The Company and each of its Subsidiaries and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (A) is currently in compliance in all respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (B) has been in compliance in all respects with all applicable Healthcare Reform Laws since March 23, 2010.

(x)    No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(c)    Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or could result, individually or in the aggregate, in the payment of (i) any excess parachute payment within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-US Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-US Tax Law).

(d)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Collective Bargaining Agreement. There is not currently, and during the past three years there have not been, any other labor organization certified or recognized by the Company or any of its Subsidiaries with respect to the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no organizational effort is presently underway or threatened by or on behalf of any labor organization with respect to the employees of the Company or any of its Subsidiaries and no such activities have occurred within the past three years.

(e)    The consummation of the Transactions will not (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any material severance pay or any other material payment, or (ii) other than as provided in Section 2.3, accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer.

Section 3.14    Properties.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession and use of each piece of Owned Real Property, other than any use and occupancy rights granted to third party owners, tenants or licensees pursuant to Contracts with respect to such Owned Real Property which were entered in the ordinary course of business consistent with past practice. Neither the Company nor any of its Subsidiaries has granted or conveyed to any Person any option, right of first refusal, right of first offer or any other right to acquire fee simple title to any of the Owned Real Property or any other right, title or interest of any kind or nature in, to or with respect to the use and/or occupancy of any of the Owned Real Property other than in the ordinary course of business.

(b)    Section 3.14(b) of the Company Disclosure Letter sets forth an true, correct and complete list of all material Leased Real Property that provides for payment by the Company or any of its Subsidiaries of more than $100,000 per annum and all of the leases or subleases for such Leased Real Property (each a “Lease”, and collectively, the “Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries in accordance with its terms, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions and (ii) there is no default under any Lease either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the exclusive or nonexclusive right to use, occupy or otherwise enjoy any of the Leased Real Property other than in the ordinary course of business.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property.

Section 3.15    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    No Company Intellectual Property Rights are subject to any Order or Contract restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of the Company or any of its Subsidiaries with respect thereto. To the Knowledge of the Company, (A) the Company Intellectual Property Rights are valid, and enforceable, and (B) no loss or expiration of any Company Intellectual Property Rights is pending or threatened in writing.

(ii)    (A) The Company or one of its Subsidiaries exclusively owns all right, title, and interest in, or has the right to use, pursuant to a valid and enforceable Contract, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate the Company’s and its Subsidiaries’ businesses as presently conducted, and (B) as of the date hereof, (1) there are no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by the Company or its Subsidiaries, (2) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (3) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Company Intellectual Property Rights.

(iii)    Each Person who has participated in the authorship, conception, creation, reduction to practice or development of any Intellectual Property Rights for or under the direction or supervision of the Company or any of its Subsidiaries has executed and delivered to the Company or its applicable Subsidiary a valid and enforceable Contract providing for (A) the non-disclosure by such Person of all Know-How of the Company or any of its Subsidiaries and (B) the assignment by such Person (by way of a present grant of assignment) to the Company or its applicable Subsidiary of all right, title, and interest in and to such Intellectual Property Rights. To the Knowledge of the Company, no Person is in breach of any such Contract.

(iv)    The Company and its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the confidentiality of their Know-How. No such Know-How has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement.

(v)    There have been no failures, breakdowns or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of the Company or any of its Subsidiaries. The Company has used commercially reasonable efforts to (A) implement security patches and upgrades that are generally available for the Company Systems, (B) provide for archival, back-up, recovery and restoration of its critical business data and (C) put in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Company Systems. To the Knowledge of the Company, there have been no attempted or successful unauthorized intrusions or breaches of the security of the Company Systems. Since January 1, 2015, there have been no prolonged periods of unscheduled unavailability of the Company Systems.

(vi)    The Company and its Subsidiaries maintain policies, procedures and rules regarding data privacy, protection, and security. The Company and its Subsidiaries and the conduct of their business is in compliance with all Data Security Requirements. To the Knowledge of the Company, there have been no (and the Company and its Subsidiaries have not received any written charge, complaint, claim or demand from any Person with respect to any) actual or alleged (A) incidents of data security breaches or intrusions or unauthorized access or use of any of the Company Systems or (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of Sensitive Information or Know-How, or any loss, distribution, compromise, or unauthorized disclosure thereof. There are no Actions pending against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice relating to any Data Security Requirement.

Section 3.16    Environmental Laws.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have in the past five years complied with all applicable Environmental Laws, and possess and during the last five years have complied with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated, (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or would reasonably be expected to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (iii) no adverse environmental conditions exist at any property currently owned or operated by the Company or its Subsidiaries that would reasonably be expected to result in the Company and its Subsidiaries incurring any material liabilities, losses, damages, costs or expenses under any applicable Environmental Laws that are not otherwise covered by insurance and (iv) the Company has not received any written or, to the Knowledge of the Company, oral notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which have had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The consummation of the Transactions by the Company does not require the consent or pre-approval of any Government Entity under any applicable Environmental Law or Environmental Permit except where the failure to obtain such consent or pre-approval has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17    Taxes.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete (in so far as they relate to the Taxes shown thereon as due and owing) in all respects.

(b)    No audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement other than any such agreements that are pursuant to customary commercial Contracts not primarily related to Taxes.

(e)    The Company and each of its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party.

(f)     There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(g)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(h)    There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries which are still in effect as of the date of this Agreement.

(i)     Neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(j)     Since January 1, 2015, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

(l)     None of the Company or any of its Subsidiaries has experienced an ‘ownership change’ as defined under Section 382 of the Code (or any similar concept under any applicable Law) that has limited the availability of any net operating losses utilized by the Company or any of its Subsidiaries in a taxable period open to examination by a U.S. or non-U.S. Tax authority.

(m)    No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction. For the avoidance of doubt, a jurisdiction includes, but is not limited to, any state or local jurisdiction in the U.S. or any non-U.S. jurisdiction.

(n)    The Company and its Subsidiaries have timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code or any similar provision of applicable Law.

(o)    The Company and its Subsidiaries have properly filed all its federal income Tax Returns and informational returns with correct Tax entity classification for federal income Tax purposes.

(p)    Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial underpayment of federal income Tax within the meaning of Code Section 6662.

Section 3.18    Insurance Policies. Section 3.18 of the Company Disclosure Letter lists, to the Knowledge of the Company, all material insurance policies and fidelity bonds (other than Company Plans) covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries which are material to the Company and its Subsidiaries taken as a whole (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its Subsidiaries operate, (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof, and (c) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a breach or default under, or permit termination or modification of, any of such insurance policies.

Section 3.19    Inventory. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect other than any reserves set forth in the Company Financial Statements, all of the inventory of the Company and its Subsidiaries, wherever located, is in good condition, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company and its Subsidiaries.

Section 3.20    Interested Party Transactions. The Company is not a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC. For purposes of this Section 3.20, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21    Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    Neither the Company nor its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective agents or employees, or any other Person associated with or acting on behalf of the Company or its Subsidiaries has, in connection with the conduct of the business of the Company or its Subsidiaries, (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Law or regulation of any country, state or municipality or of any subdivision of any thereof having jurisdiction over this Agreement, or over the Company or its Subsidiaries, their business or any of their assets, concerning anti-corruption or anti-bribery matters (collectively with the FCPA, the “Anti-Bribery Laws”), or made, or promised to make, any bribe, rebate, payoff, kickback or other unlawful payment of money or anything of value to any domestic or foreign official to obtain or retain business or any business advantage, or influence him or her in his or her official capacity, (ii) used, or attempted to use, any corporate funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expense relating to political activity or a charitable donation, (iii) made, or promised to make, directly or indirectly, any unlawful payment of money or anything of value to, or for the use or benefit of, any domestic or foreign official or any political official, party or candidate, or (iv) made any such unlawful offer to, or for the use or benefit of, any other Person where there was a belief or awareness that there was a probability that the recipient would use such offer for any purpose as described in the foregoing clauses (i), (ii) or (iii). As used in this Section 3.21, the term “foreign official” has the meaning ascribed to it in the FCPA.

(b)    No officer, director, employee, agent or Affiliate of the Company or its Subsidiaries is a foreign official.

(c)    The Company and its Subsidiaries have instituted, maintained and enforced an anti-corruption compliance program and internal controls that includes, at a minimum, policies, procedures and training intended to enhance awareness of and achieve compliance with the Anti-Bribery Laws by the Company and its Subsidiaries and their directors, officers, employees and agents.

(d)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is currently being investigated or audited by, required to make a voluntary disclosure to, or subject to any enforcement action, penalty or written threat of penalty by, any Governmental Entity with respect to the Company or its Subsidiaries. To the Knowledge of the Company, since January 1, 2015, there have been no known or alleged violations of any Anti-Bribery Laws by the Company or its Subsidiaries.

(e)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is carrying on any business in or with any geographical region, Person or group of individuals that is listed as a sanctioned geographical region, entity, individual or group of individuals by OFAC.

Section 3.22    Export Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    To the Knowledge of the Company, since January 1, 2015, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable export control Laws (“Export Control Laws”), including (i) the Export Administration Regulations, including the anti-boycott regulations contained therein, (the “Export Administration Regulations”) and Foreign Trade Regulations administered by the United States Department of Commerce; (ii) ITAR; (iii) those administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; and (iv) those administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security. There is no export-related or import-related Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any officer, manager or director of the Company or any of its Subsidiaries (in his or her capacity as such) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(b)    To the Knowledge of the Company, the Company and its Subsidiaries are not currently and have not been, at any time since January 1, 2015, denied export privileges involving items subject to the Export Administration Regulations, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR.

(c)    Since the date which is five years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to the DDTC, the United States Department of Commerce’s Bureau of Industry and Security, OFAC, or any other Governmental Entity respecting compliance by the Company or any of its Subsidiaries with Export Control Laws.

(d)    The Company and the its Subsidiaries have, and since January 1, 2015, have had, all necessary authority under the United States Export Control Laws to conduct their businesses as currently conducted in all material respects, including (i) Company Permits required for any import or export transactions, (ii) Company Permits required for the disclosure of information to foreign persons and (iii) requisite Company Permits with any United States Governmental Entity with authority to implement such Laws.

Section 3.23    Customers, Suppliers, Recalls.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, between January 1, 2017 and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, between January 1, 2017 and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including pricing or credit terms) of the supply agreements or related arrangements with any Major Supplier.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, (i) no product of the Company has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any product of the Company and (ii) to the Knowledge of the Company, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any product of the Company has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

Section 3.24    Government Contracts and Bids.

(a)    Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015:

(i)    with respect to each Government Contract and each Government Bid, to the Knowledge of the Company, (A) all representations and certifications executed by the Company and its Subsidiaries pertaining to a Government Contract or Government Bid have been current, accurate and complete as of their effective date, (B) there has been no suspension, stop work order, cure notice, or show cause notice in effect, nor has any Governmental Entity or Person threatened to issue one to the Company or any of its Subsidiaries, (C) there has not been any, termination for default or termination for cause issued, nor threatened to be issued by any Governmental Entity or other Person to the Company or any of its Subsidiaries and (D) there have not been any audits or investigations completed or underway by any Governmental Entity that would be reasonably expected to result in a finding or recommendation that the Company or any of its Subsidiaries make any payments to a Governmental Entity;

(ii)    to the Knowledge of the Company, none of the Company or any of its Subsidiaries has made or been required to make any disclosures to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid;

(iii)    none of the Company, any of its Subsidiaries nor any “Principal” (as defined in Federal Acquisition Regulation (“FAR”) 2.101) of the Company or any of its Subsidiaries, has made or been required to make the type of disclosure referenced in FAR 3.1003(a)(2), FAR 9.406-2(b)(1)(vi), FAR 9.407-2(a)(8), or FAR 52.203-13(b)(3); and

(iv)    to the Knowledge of the Company, since January 1, 2015, all ratings in all written past performance evaluations received by the Company and its Subsidiaries in relation to any Government Contract have been satisfactory or better.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Government Contract, including a task or delivery order, has, or currently projects, fully burdened costs incurred in excess of the Contract price, or in the case of flexibly priced or cost reimbursement contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the business systems used by the Company and its Subsidiaries during performance of any Government Contract are in compliance with applicable requirements of each Government Contract or Government Bid, and (ii) since January 1, 2015 through the date of this Agreement no Governmental Entity has notified the Company or any of its Subsidiaries of a significant weakness or deficiency with any such business system. Section 3.24(c) of the Company Disclosure Letter lists each audit report received by the Company or any of its Subsidiaries since January 1, 2015 through the date of this Agreement with respect to any Government Contract or Government Bid, (including with respect to any cost or cost accounting practice or business system in connection with such Government Contract or Government Bid), for which liability remains unsatisfied or for which an audit finding or recommendation remains unresolved, except for such audit reports as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.25    Opinion of Financial Advisor. Morgan Stanley & Co. LLC (the “Financial Advisor”) has delivered to the Company Board its written opinion that, as of the date of such opinion, based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of the Shares (other than any Shares to be cancelled pursuant to Section 2.1(b)) pursuant to this Agreement is fair from a financial point of view to such holders. A complete and executed copy thereof has been delivered to Kuraray for informational purposes only. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Kuraray, Parent or Merger Sub.

Section 3.26    Brokers or Finders. Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, financial advisor’s or finder’s fee or any other commission or similar fee or payment in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.27    State Takeover Statutes. Assuming the representations and warranties in Section 4.4 are true and correct, the adoption and approval by the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement and the Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Law applies to this Agreement or the Transactions including any antitakeover Law that would limit or restrict Parent of any of its Affiliates from exercising its ownership of Shares acquired in the Merger (collectively, together with Section 203 of the DGCL, the “Takeover Statutes”). The Company has no rights plan, “poison pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.28    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this Agreement, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Kuraray, Parent, Merger Sub or any other Person resulting from the distribution to Kuraray, Parent or Merger Sub, or Kuraray’s, Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Kuraray, Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty as to the accuracy of any “Confidential Information” as defined in the Secrecy Agreement, dated January 10, 2017, between the Company and Parent (the “Confidentiality Agreement”).

(b)    The Company acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of Kuraray or any of its Subsidiaries, other than the representations and warranties of Kuraray, Parent and Merger Sub expressly contained in this Agreement, and that all other representations and warranties are specifically disclaimed by Kuraray, Parent and Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KURARAY, PARENT AND MERGER SUB

Kuraray, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1    Organization. Each of Kuraray, Parent and Merger Sub are companies duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and each has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, material adverse effect on the ability of Kuraray, Parent or Merger Sub to consummate the Transactions. Kuraray owns beneficially and of record all of the outstanding capital stock of Parent, and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, in each case free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Kuraray has made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, each as currently in effect.

Section 4.2    Authorization; Validity of Agreement; Necessary Action. Each of Kuraray, Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Kuraray, Parent and Merger Sub of this Agreement, and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Kuraray, Parent and Merger Sub and no other corporate action on the part of Kuraray, Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Kuraray, Parent and Merger Sub of this Agreement and the consummation of the Transactions, except, in the case of the consummation of the Merger, for (a) the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Kuraray, Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a legal, valid and binding obligation of each of Kuraray, Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions.

Section 4.3    Consents and Approvals; No Violations.

(a)    The execution, delivery and performance of this Agreement by each of Kuraray, Parent and Merger Sub and the consummation by Kuraray, Parent and Merger Sub of the Merger and the other Transactions do not and will not (i) conflict with, or result in any violation of, the certificate of incorporation and the bylaws, or similar governing documents, of Kuraray, Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 4.3(b) have been obtained, and all filings described in such clauses have been made, any Law or Order applicable to Kuraray, Parent or Merger Sub or by which its or any of their respective properties or assets are bound or (iii) conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under any Contract to which Kuraray, Parent or Merger Sub is a party or by which Kuraray, Parent or Merger Sub or any of their respective properties or assets are bound, except, in the case of the foregoing clauses (i) and (ii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not prevent or materially impair the ability of Kuraray, Parent and Merger Sub to consummate the Transactions.

(b)    The execution, delivery and performance of this Agreement by each of Kuraray, Parent and Merger Sub and the consummation of the Transactions by Kuraray, Parent and Merger Sub do not and will not require any consent, approval, authorization or Order of, action by, registration, declaration or filing with, or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of the Foreign Antitrust Laws, (v) filings with, submissions as may be advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval, (vi) the notification to DDTC under ITAR, and (vii) any such consent, approval, order, authorization, permit, action, declaration, filing or notification the failure of which to make or obtain would not (A) prevent or materially impair the ability of Kuraray, Parent and Merger Sub to consummate the Transactions or (B) cause any condition in Article VII to fail to be satisfied.

Section 4.4    Ownership of Company Common Stock. As of the date of this Agreement, none of Kuraray, Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Kuraray, Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement. None of Kuraray, Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions. There are no Contracts between Kuraray, Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.5    Information in Proxy Statement. None of the information supplied or to be supplied by Kuraray, Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s record date stockholders, at the time of the Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6    Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Kuraray, threatened against Kuraray, Parent or Merger Sub which would prevent or materially delay the consummation of the Transactions. Neither Kuraray, Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay the consummation of the Transactions.

Section 4.7    Financing. Kuraray, Parent and Merger Sub have, and will have at the Closing, sufficient funds available to consummate the Transactions, including to pay the Merger Consideration and the fees and expenses of Kuraray, Parent and Merger Sub related to the Transactions. There is no circumstance or condition that, in the aggregate with all other circumstances and conditions, would reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

Section 4.8    No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.9    No Vote. Except for the adoption of the Agreement by Parent as the sole stockholder of Merger Sub, no vote of the equityholders of Kuraray, Parent or the holders of any other securities of Kuraray or Parent (equity or otherwise), is required by any applicable Law, the governing documents of Kuraray, Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.10    Solvency. Assuming that (a) the conditions to the obligation of Kuraray, Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any written estimates, projections or forecasts prepared by the Company or its Representatives and made available to Kuraray, Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions and (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the Transactions, the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of all related fees and expenses, each of the Surviving Corporation and its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.11    Disclaimer of Warranties.

(a)    Kuraray, Parent and Merger Sub acknowledge that except for the representations and warranties made by the Company in this Agreement, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Kuraray, Parent and Merger Sub further agree that neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Kuraray, Parent, Merger Sub or any other Person resulting from the distribution to Kuraray, Parent or Merger Sub, or Kuraray’s, Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Kuraray, Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions. For the avoidance of doubt, Kuraray, Parent and Merger Sub acknowledge that neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Confidential Information” as defined in the Confidentiality Agreement.

(b)    Each of Kuraray, Parent and Merger Sub acknowledges and agrees that it has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of the Company and has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Agreement, and that all other representations and warranties are specifically disclaimed by the Company.

(c)    In connection with any investigation by Kuraray, Parent and Merger Sub of the Company and its Subsidiaries, Kuraray, Parent and Merger Sub have received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Kuraray, Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Kuraray, Parent and Merger Sub are familiar with such uncertainties, that Kuraray, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Accordingly, Kuraray, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) other than as may be expressly set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1    Interim Operations of the Company. From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as consented to in writing by Kuraray after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed, (x) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business only in the ordinary course of business consistent with past practice and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    amend or propose to amend the certificate of incorporation or bylaws of the Company or amend or propose to amend any of the certificates of incorporation, bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(ii)     (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, other than dividends or distributions payable in the ordinary course of business or by a direct or indirect wholly owned Subsidiary of the Company, (B) issue, deliver, sell, transfer, pledge, dispose of or encumber or agree to issue, deliver, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries, other than in respect of the shares of the Company’s capital stock reserved for issuance and issued pursuant to the Company Stock Plans that are outstanding as of the date hereof or granted after the date hereof in accordance with this Agreement, in each case, vested or settled in accordance with their terms, (C) adjust, split, combine or reclassify the Shares or any other outstanding capital stock or other equity or voting interests of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except, in the case of each of the foregoing clauses (A), (B) and (D), as required by any Company Plan, Company Stock Plan or any Company Stock Awards issued thereunder;

(iii)    except as required by applicable Law, under the terms of any existing Company Plan or as permitted by Section 5.1(a)(ii), or in the ordinary course of business consistent with past practice (other than with respect to the granting of equity awards, which shall be subject to Section 5.1 of the Company Disclosure Letter), (A) grant to any director or executive officer any increase in compensation or pay, or award any bonuses or incentive compensation, (B) grant to any current or former director, executive officer or employee any increase in severance, retention, or termination pay, (C) grant or amend any equity awards, (D) enter into any new, or modify any existing, employment or consulting agreement with any current or former director, executive officer or individual consultant, (E) establish, adopt, enter into or amend in any material respect any Collective Bargaining Agreement or Company Plan, (F) take any action to accelerate any rights or benefits under any Company Plan or (G) make any material determination under any Company Plan that is inconsistent with the ordinary course of business or past practice;

(iv)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, including any Indebtedness of any other Person, except in the ordinary course of business;

(v)    neither the Company nor any of its Subsidiaries will make any capital expenditures that, in the aggregate, exceed the amount of capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been furnished to Parent;

(vi)    (A) pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, as may be required by Law, or for amounts, individually or in the aggregate, not to exceed $2,500,000 or (B) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;

(vii)    change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;

(viii)    incur, create, redeem, prepay, defease, cancel, or, in any material respect, modify any material Indebtedness, other than (A) borrowings and prepayments under the Company’s and any of its Subsidiaries’ existing credit facilities that are made in the ordinary course of business consistent with past practice and (B) the incurrence, redemption, prepayment, defeasance, cancellation or modification of Indebtedness by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(ix)     (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement or otherwise in connection with the Transactions), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (C) acquire, transfer, lease or license any assets, other than, in the case of this clause (C), acquisitions of raw materials and inventory and sales of inventory, in each case, in the ordinary course of business consistent with past practice;

(x)    sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise encumber or subject to any Encumbrance (except for Permitted Encumbrances) or otherwise dispose of any of its properties, rights or assets (except as previously disclosed to Kuraray) with a value in excess of $10 million in the aggregate, other than sales, of Inventory or obsolete, non-operating or worthless assets or properties in the ordinary course of business consistent with past practice;

(xi)    except as required by Law (A) make, change or rescind any material Tax election, (B) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material increase in the amount of Taxes shown or (D) enter into any closing agreement relating to a material amount of Taxes;

(xii)    take any action or fail to take any action which action or failure to act would result in the material loss or material reduction in value of the Company Intellectual Property Rights; or

(xiii)    agree to take or make any commitment to take any of the actions described in the foregoing clauses (i) through (xii).

Section 5.2    Acquisition Proposals.

(a)    Except as permitted by this Section 5.2, the Company agrees that neither the Company nor any of its Subsidiaries shall, and it shall direct each of its and its Subsidiaries’ officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) the making of (A) any proposal, offer or inquiry that constitutes a Company Takeover Proposal or (B) any proposal, offer or inquiry that would reasonably be expected to lead to a Company Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding a Company Takeover Proposal, (iii) furnish any information to any Person (or any Representative thereof) that is, to the Knowledge of the Company, seeking to make, would reasonably be expected to make or has made a Company Takeover Proposal or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with

Section 5.2(c)) (each, a “Company Acquisition Agreement”) constituting, relating to or which is intended to or is reasonably likely to lead to, a Company Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any of the Company’s Subsidiaries or, if acting on behalf of or for the benefit of the Company, any of the Company’s or its Subsidiaries’ Representatives, shall be deemed to be a breach of this Section 5.2(a) by the Company. The Company shall cease and cause to be terminated any solicitation, discussion or negotiation with any Person (other than Kuraray, Parent, their Affiliates and their respective Representatives) that existed or was taking place at or prior to the execution of this Agreement with respect to any Company Takeover Proposal and, with respect to any such solicitation, discussion or negotiation that has existed or been taking place during the 12 months prior to the date hereof, request that such Person promptly destroy (and certify destruction of) or return to the Company all non-public information concerning the Company or its Subsidiaries.

(b)    Until the Effective Time, the Company shall promptly (but in any event within 24 hours) after receipt thereof, notify Kuraray orally and in writing of (i) any Company Takeover Proposal or any request for information relating to, or any inquiry that would reasonably be expected to lead to, a Company Takeover Proposal, (ii) the identity of the Person or group of Persons making any such Company Takeover Proposal, request or inquiry and (iii) the material terms and conditions of such Company Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such material terms and conditions).

(c)    Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provisions of this Agreement, if at any time prior to obtaining the Stockholder Approval the Company Board receives a bona fide written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.2, then (A) the Company and its Representatives may deliver a written communication to such Person or group of Persons solely for the purpose of clarifying the terms and conditions thereof (it being understood that a copy of such written communication and any of such Person’s or group of Persons’ responses thereto shall be promptly delivered to Kuraray within 24 hours of delivery or receipt, as applicable), and (B) if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that a failure to take any of the following actions would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (ii) furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal; provided, however, that the Company shall concurrently provide to

Kuraray any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person pursuant to this Section 5.2(c)(ii) which was not previously provided to Kuraray or its Representatives and (iii) engage in or otherwise participate in discussions or negotiations with such Person or group of Persons with respect to such Company Takeover Proposal.

(d)    With respect to any Company Takeover Proposal for which the Company or its Representatives take any action described in Section 5.2(c), the Company shall (i) keep Kuraray informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Company Takeover Proposal, the material details related thereto (including material amendments as to price and other material terms made by the Person or group of Persons making such Company Takeover Proposal), and (ii) promptly (but in any event within 24 hours) after receipt thereof, provide Kuraray with copies of all material documents and other material written communications relating to such Company Takeover Proposal exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person or group of Persons (or any Representative thereof) making such Company Takeover Proposal, on the other hand.

(e)    Except as expressly permitted by this Section 5.2(e), Section 5.2(f) or Section 5.2(g), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw, fail to make or modify, or publicly propose to change, qualify, withhold, withdraw, fail to make or modify, in a manner adverse to Kuraray, Parent or Merger Sub, the Company Recommendation, (C) make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Company Takeover Proposal or (E) agree or resolve to take the actions set forth in the foregoing clauses (A) through (D) (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement.

(f)     Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may, in response to a bona fide written Company Takeover Proposal that did not result from any breach of this Section 5.2, make a Company Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 8.1(c) if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (A) the Company has given Kuraray at least three Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons therefor and include an unredacted copy of any relevant Company Acquisition Agreement and related proposed transaction agreements and the identity of the Person or group of Persons making such Company Superior Proposal), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Kuraray and its Representatives during such notice period to enable Kuraray to propose in writing an offer binding on Kuraray to effect revisions to the terms and conditions of this Agreement such that it would cause such Company Superior Proposal, in the opinion of the Company Board, after consultation with its financial advisor and outside legal counsel, to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board shall have considered in good faith such binding offer by Parent and Kuraray to revise the terms and conditions of this Agreement, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the relevant Company Takeover Proposal continues to constitute a Company Superior Proposal even if the revisions proposed in such binding offer were to be given effect, and (D) in the event of any material change to any of the material terms or conditions of any such Company Superior Proposal, the Company shall, in each case, have delivered to Kuraray an additional notice consistent with that described in clause (A) above and the notice period shall have recommenced, except that the notice period shall be only two Business Days).

(g)    Notwithstanding anything to the contrary herein, prior to the time the Stockholder Approval is obtained, the Company may, in response to an Intervening Event, make a Company Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that (i) the Company has given Kuraray at least five Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of the Intervening Event and the reasons for the Company Adverse Recommendation Change), (ii) if Kuraray requests, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Kuraray and its Representatives during such notice period after giving any such notice to enable Kuraray to propose in writing an offer binding on Parent and Kuraray to effect revisions to the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change of Recommendation, and (iii) following the end of such notice period, the Company Board shall have considered in good faith any proposal by Kuraray to revise the terms and conditions of this Agreement, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that a failure to effect a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(h)    Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with its outside legal counsel, the failure to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, in each case, if any such disclosure would otherwise be a violation of Section 5.2(e), then such disclosure shall be deemed to be a Company Adverse Recommendation Change.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Preparation of Proxy Statement.

(a)    As soon as reasonably practicable after the date of this Agreement (but in any event no later than 20 Business Days thereafter), the Company shall file with the SEC the preliminary Proxy Statement. Upon the clearance of the preliminary Proxy Statement by the SEC, the Company shall, as soon as reasonably practicable, file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be disseminated to the Company’s record date stockholders. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Stockholder Approval.

(b)    Kuraray, Parent and Merger Sub will timely provide for inclusion or incorporation by reference in the Proxy Statement all required information relating to Kuraray, Parent, Merger Sub or their respective Affiliates to permit the Company to comply with Section 6.1(a). The Company will provide Kuraray and its counsel any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications (it being understood that (i) if such comments or other communications are in writing, then the Company shall provide copies thereof and (ii) if such comments or other communications are oral, then the Company shall provide a reasonably complete and accurate written summary thereof). The Company will respond promptly to any such comments from the SEC or its staff.

(c)    Notwithstanding anything in this Section 6.1 to the contrary, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect to thereto, the Company shall provide Kuraray and its counsel the reasonable opportunity to review and comment on such document or response, and shall consider all such comments in good faith and in a manner otherwise consistent with the parties’ obligations under Section 6.3(a).

(d)    Each of the Company, Kuraray, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s record date stockholders, in each case as and to the extent required by applicable Law.

Section 6.2    Stockholders Meeting.

(a)    The Company shall, as soon as reasonably practicable following the SEC’s clearance of the Proxy Statement (but in any event no later than 40 days thereafter), take all actions in accordance with applicable Law, its constituent documents and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of the Company’s record date stockholders (including any adjournment or postponement thereof, the “Meeting”) for the purpose of obtaining the Stockholder Approval, regardless of whether the Company Board has effected a Company Adverse Recommendation Change, but for the avoidance of doubt subject to the Company’s right under Section 8.1(c). The Company in its sole discretion may adjourn or postpone the Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s record date stockholders within a reasonable amount of time in advance of the Meeting, (ii) if as of the time for which the Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable or (iii) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Stockholder Approval. Without limiting the generality of the foregoing, and subject to Section 5.2 and Section 8.1(c), the Company agrees that its obligations pursuant to this Section 6.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Takeover Proposal.

(b)    Kuraray shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Parent, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

Section 6.3    Reasonable Best Efforts; Regulatory Approval Matters.

(a)    Prior to the Closing, Kuraray, Parent, Merger Sub and the Company shall use, and shall cause their respective Subsidiaries and Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate as promptly as practicable the Transactions, including (i) the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under the HSR Act or the DPA and in connection with approvals of or filings with any Governmental Entity) required to be obtained or made by Kuraray, Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) taking all actions necessary to remove (and to cooperate with each other in removing) any impediment to consummating the Transactions, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Kuraray, Parent, Merger Sub and the Company shall use, and shall cause their respective Subsidiaries and Affiliates to use, all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or exemption by, any Governmental Entity necessary to be obtained prior to Closing. Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate with Kuraray to obtain the consents and waivers set forth in Section 6.3(a) of the Company Disclosure Letter from applicable third parties in connection with this Agreement and the consummation of the Transactions; provided, however that (i) Kuraray shall, upon request of the Company, promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation, and (ii) none of the Company or any of its Subsidiaries shall be required to, prior to the Closing, in connection with obtaining such consents and waivers, incur any liability (other than any liability contemplated by the foregoing clause (i)), execute or amend any Contract or take any other action, in each case, except as is conditioned on the Closing. Kuraray, Parent and Merger Sub each acknowledge and agree that (x) obtaining any consent or waiver contemplated by the foregoing sentence is not a condition to the Closing, and affirms its obligations to consummate the Transactions (subject to the conditions contained in Article VII) irrespective and independently of the receipt of any such consents or waivers and (y) a failure to comply with the foregoing sentence shall not constitute the failure of any condition set forth in Article VII to be satisfied.

(b)    To the extent not prohibited by applicable Law and upon the terms and subject to the terms and conditions set forth in this Agreement, each of the Company, Kuraray, Parent and Merger Sub shall cooperate with each other in connection with the matters contemplated by this Section 6.3, including by (i) permitting, to the extent practicable, the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity in connection with this Agreement and the Transactions, (ii) cooperating with the other to furnish such other with necessary information and reasonable assistance as the other may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any Governmental Entity with respect to this Agreement and the Transactions; (iii) promptly consulting with, and providing any necessary information to, the other parties to this Agreement with respect to all filings made by such party with any Governmental Entity; (iv) promptly informing the other parties to this Agreement of any material communication from any Governmental Entity regarding any of the Transactions and, if such communication is in writing, furnish the other parties (or their counsel) with copies of such communication; and (v) furnishing the other parties with copies of all correspondence and filings between it and any Governmental Entity with respect to this Agreement and the Transactions. Materials shared by any party to this Agreement with any other party may be appropriately redacted or otherwise limited in disclosure (A) as necessary to comply with contractual arrangements, (B) as necessary to comply with any regulatory requirements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. To the extent practicable, no party shall participate, nor permit any of its Representatives to participate, in any meeting with any Governmental Entity in connection with this Agreement or the Transactions unless it notifies the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other the other parties the opportunity to attend and participate in any meetings or other substantive interactions with any such Governmental Entity.

(c)    The Company and Kuraray shall file or cause to be filed (i) as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, notifications under the HSR Act, and (ii) as promptly as practicable, any other filings and/or notifications that may be necessary or, in the reasonable opinion of Kuraray, advisable under any other applicable Antitrust Laws. Each of the Company, Kuraray and Parent shall use reasonable best efforts to, as promptly as practicable, provide to any Governmental Entity with jurisdiction over enforcement of any Antitrust Laws applicable to the Company, Kuraray, Parent or any of their respective Subsidiaries and Affiliates, including the Federal Trade Commission and the Antitrust Division of the Department of Justice, all non-privileged information and documents that are required or reasonably requested by any such Governmental Entity pursuant to applicable Antitrust Laws or by Kuraray or Parent in connection with this Agreement and the consummation of the Transactions.

(d)    If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in and certification of compliance with such request. Notwithstanding anything in this Agreement to the contrary, none of Kuraray, Parent, Merger Sub or the Company shall, without the other parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of any waiting period under, or otherwise delaying receipt of any of the clearances, consents, registrations, approvals, permits and authorizations contemplated by this Section 6.3. Furthermore, the Company shall not, without Kuraray’s or Parent’s prior written consent, (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company or its Subsidiaries or Affiliates, or Kuraray, Parent, Merger Sub or their Subsidiaries or Affiliates, or (ii) agree to commitments with respect to the business, products, governance, personnel, assets or activities of Kuraray, Parent, Company or of their respective Subsidiaries or Affiliates (as of prior to Closing), or otherwise limit Parent’s freedom of action with respect to the Company and its Subsidiaries or Affiliates after the Closing, in each case, in order to obtain any of the clearances, consents, registrations, approvals, permits and authorizations contemplated by this Section 6.3.

(e)    Each of Kuraray, Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Kuraray, Parent, Merger Sub, and the Company shall use, and shall cause their respective Subsidiaries and Affiliates to use, their respective reasonable best efforts to take such action as may be required to cause early termination (if possible), or other expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(f)     In furtherance and not in limitation of the foregoing, subject to the limitations set forth in Section 6.3(g), if and to the extent necessary to obtain clearance or approval of the Transactions under any Antitrust Law, each of Kuraray, Parent, Merger Sub, together with their respective Subsidiaries and Affiliates and, solely to the extent requested by Kuraray or Parent, the Company and its Subsidiaries and Affiliates will (i) use reasonable best efforts to oppose, contest, resist or remove, including through litigation or appeal of any motion or action of a Governmental Entity, any impediment to obtaining the necessary clearances or approvals under any Antitrust Law, prior to the Outside Date; and (ii) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries, prior to the Outside Date; and (iii) agree to commitments with respect to the business, products, governance, personnel, assets, activities or sensitive governmental customers of the Company and its Affiliates (as of prior to Closing), prior to the Outside Date.

(g)    Notwithstanding anything in this Agreement to the contrary, none of Kuraray, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates shall be required, in order to gain any clearances or approvals under the Antitrust Laws, to (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company or its Subsidiaries or Affiliates, or of Kuraray, Parent, Merger Sub or their Subsidiaries or Affiliates, or (ii) agree to commitments with respect to the business, products, governance, personnel, assets or activities of Kuraray, Parent, the Company or of their respective Subsidiaries or Affiliates (as of prior to Closing), or otherwise limit Kuraray’s or Parent’s freedom of action with respect to the Company and its Subsidiaries or Affiliates after the Closing, in the case of the foregoing clauses (i) and (ii), if such commitments or other obligations would be, individually or in the aggregate, materially adverse to the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or of Kuraray and its Subsidiaries, taken as a whole, as applicable.

(h)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.3, Kuraray, Parent and the Company shall use their reasonable best efforts to obtain the CFIUS Approval. Such reasonable best efforts shall include promptly after the date hereof preparing, prefiling, and then filing with CFIUS a joint voluntary notice pursuant to the DPA with respect to the Transactions, and providing any additional or supplemental information, certifications and agreements requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA, unless CFIUS agrees in writing to an extension of such timeframe. With respect to Parent, such reasonable best efforts shall include negotiating and concluding a binding mitigation agreement with CFIUS under Section 721(l) of the DPA that CFIUS may require as a condition of granting CFIUS Approval; provided, however, that neither Kuraray, nor Parent, nor any of their Subsidiaries shall be required to agree to take or commit to take any action that would reasonably be expected to (i) sell, divest, license or otherwise dispose of, or otherwise limit Kuraray’s or Parent’s freedom of action with respect to, any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Kuraray, Parent, Merger Sub or any of their respective Subsidiaries (as of prior to the Closing), taken as a whole; or (ii) sell, divest, license or otherwise dispose of, or otherwise limit Kuraray’s or Parent’s freedom of action with respect to, any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company or its Subsidiaries if, in the case of the foregoing clauses (i) and (ii), such commitments or other obligations would be, individually or in the aggregate, materially adverse to the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or Kuraray and its Subsidiaries, taken as a whole, as applicable; provided, further, that in the event that CFIUS notifies Kuraray, Parent, Merger Sub or the Company that CFIUS (A) has completed its review or investigation and (B) intends to send a report to the President of the United States recommending that the President suspend or prohibit the Transactions, Kuraray and the Company may, upon the mutual written consent of Kuraray and the Company, request a withdrawal of any filing or notification made to CFIUS. Each party hereto shall afford the other the opportunity to review and comment in advance on any submissions to CFIUS to be made by the submitting party, except for personal identifier information or other information proprietary to the submitting party. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that the President takes final action to prohibit the Transactions (a “CFIUS Turndown”), none of Kuraray, Parent or the Company shall have any further obligation to seek the CFIUS Approval.

(i)     Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.3, Kuraray, Parent and the Company shall use their reasonable best efforts to prepare and submit, as promptly as practicable but in no event later than ten Business Days following the execution and delivery of this Agreement, the Company’s notification to DDTC pursuant to Section 122.4(b) of ITAR, including such information about the Company and its Affiliates as may be required, and to prepare and submit any other information or agreement as may be required by DDTC in connection with the Transactions.

Section 6.4    Notification of Certain Matters. Subject to applicable Law, the Company shall give reasonably prompt notice in writing to Kuraray, Parent and Merger Sub, and Kuraray, Parent and Merger Sub shall give reasonably prompt notice in writing to the Company of, to each party’s Knowledge, (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time, (b) any material failure of the Company or Kuraray, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, (c) any material notice or other material communication from any Governmental Entity in connection with the Transactions, and a copy of any such notice or communication shall be furnished to the other party hereto, together with the such Party’s written notice, (d) any filing or notice made by the

Company with any Governmental Entity in connection with the Transactions, and a copy of any such filing or notice shall be furnished to Kuraray and Parent together with the Company’s written notice, and (e) any Actions commenced or, to the Knowledge of the parties, threatened against, relating to or involving or otherwise affecting the parties that, if pending as of or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Article III or Article IV, as applicable, or that relate to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice, nor shall any such notice operate as a waiver or otherwise affect any representation, warranty, covenant or other provision of this Agreement, or the obligations of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.4 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Change would independently result in the failure of such condition to be satisfied.

Section 6.5    Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company shall, and shall cause its Subsidiaries to, provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, reasonable access during normal business hours for the purpose of consummating the Transactions to (a) the Company’s and its Subsidiaries’ properties, assets, books, Contracts, personnel and records and (b) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to (i) provide such access at times or in a manner that the Company’s Representatives reasonably believe is likely to disrupt the ordinary course operations of the businesses of the Company or its Subsidiaries, (ii) disclose any information to Kuraray, Parent or their respective Representatives that would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, (iii) disclose any information that would reasonably be expected to lead to a loss of attorney-client privilege to the Company or any of its Subsidiaries, or (iv) provide access to or disclose any information that the Company reasonably believes would or would reasonably be likely to have the potential to adversely impact any regulatory approval set forth in Section 6.3; provided, further, that no investigation or information made available pursuant to this Section 6.5 shall affect any representation or warranty (or remedies with respect thereto) under this Agreement, or the obligations of the parties or the conditions to the obligations of the parties under this Agreement. Kuraray and Parent shall and shall cause their respective Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6    Publicity. The initial press releases regarding the announcement of this Agreement shall be joint, and thereafter none of the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other parties and giving the other parties the reasonable opportunity to review and comment on such press release or other announcement, except (i) as required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity or (ii) with respect to announcements that are substantially similar to communications previously approved pursuant to this Section 6.6. Notwithstanding the foregoing, the provisions of this Section 6.6 shall not apply with respect to any action taken pursuant to Section 5.2 or Article VIII.

Section 6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Kuraray, Parent and the Surviving Corporation will jointly and severally indemnify and hold harmless each Indemnified Party, to the extent set forth in the respective constituent documents of the Company or any of its Subsidiaries in any Contract or form of Contract filed with the SEC, with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, and reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action, whenever asserted, to the extent based on or arising out of (i) the fact that an Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries (or a director, officer, employee, agent, trustee or fiduciary of another Person serving at the request of the Company or any of its Subsidiaries) or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (or a director, officer, employee, agent, trustee or fiduciary of another Person serving at the request of the Company or any of its Subsidiaries) or taken at the request of the Company or a Subsidiary of the Company (or any such other Person), in each case under the foregoing clause (i) or clause (ii), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).

(b)    From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Kuraray, Parent and the Surviving Corporation will jointly and severally provide exculpation, indemnification and advancement of expenses to each Indemnified Party for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the full extent such exculpation, indemnification or advancement rights exist in favor of the Indemnified Parties under the respective constituent documents of the Company or any of its Subsidiaries in any Contract or form of Contract filed with the SEC, in each case to the extent they are enforceable under applicable Law; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim; provided, further, that the Indemnified Party to whom expenses are advanced provides a written undertaking in form and substance reasonably satisfactory to Parent to repay such advances if it shall be determined by a final, nonappealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to Section 6.7(a). Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, will cause, unless otherwise required by Law, the certificate of incorporation and bylaws or similar organizational documents of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date of this Agreement in the Company’s constituent documents and/or available under applicable Law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(c)    Parent will obtain as of the Effective Time a “tail” insurance policy or policies with a reporting period of six years from the Effective Time covering directors’ and officers’ and fiduciary liabilities and covering each Person currently covered by the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance with at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such Persons than such policy in effect on the date hereof, with respect to matters arising on or before the Effective Time, including the Transactions; provided, however, that in no event shall Kuraray, Parent or the Surviving Corporation be required to pay premiums for any “tail” insurance policies under this Section 6.7(c) which, in the aggregate, exceed 300% of the then-existing annual premiums; provided, further, that Parent shall nevertheless be obligated to provide the greatest coverage available for a cost not exceeding such 300% amount. Kuraray, Parent and the Surviving Corporation will use their reasonable best efforts (but in no event less effort than expended with respect to their own current directors and officers) to cause such policy or policies to be maintained in full force and effect, for their full term, and to honor all of their obligations thereunder.

(d)    From and after the Effective Time, in the event of any threatened or actual litigation, claim, or proceeding relating to any acts or omissions that are potentially subject to indemnification under this Section 6.7 (each, a “Claim”), Kuraray, Parent and the Surviving Corporation will cooperate with the Indemnified Parties in the Indemnified Parties’ defense of such Claim, shall provide access to information, properties and individuals as may be reasonably requested, and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. None of Kuraray, Parent or the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of, and no admission of wrongdoing in respect of, such Claim, or (ii) such Indemnified Party otherwise consents in writing to such settlement, compromise or entry of judgment (such consent not to be unreasonably withheld, conditioned or delayed).

(e)    The provisions of this Section 6.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and/or representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Kuraray, Parent and the Surviving Corporation under this Section 6.7 (and the “tail policy” obtained pursuant thereto) may not be terminated, canceled or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law, as established by a final nonappealable judgment or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7).

(f)    In the event Kuraray, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Kuraray, Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8    Parent and Merger Sub Compliance. Kuraray shall cause Parent, and Parent shall cause Merger Sub, to comply with all of their respective obligations under or related to this Agreement.

Section 6.9    Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another, and the Company shall give Kuraray the opportunity to consult in the defense, settlement or prosecution of, any Action (including derivative claims) brought by any one or more stockholders of the Company against the Company, members of the Company Board or any of the Company’s officers with respect to the Transactions. In connection with the foregoing, the parties will take steps to reasonably permit the disclosure of information without jeopardizing the attorney-client privilege or other applicable protections. The Company shall keep Kuraray reasonably informed with respect to the status of any such Action brought against the Company, members of the Company Board or any of the Company’s officers and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such Action or consent to the same, without the prior written consent of Kuraray (which consent shall not be unreasonably withheld, conditioned or delayed). In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, as promptly as reasonably practicable.

Section 6.10     Employee Matters.

(a)    From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of 18 months following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who were employed as of the Effective Time (the “Company Employees”): (i) salary, wage, commission, incentive compensation and bonus opportunity that is no less favorable in the aggregate (and without limiting the generality of the foregoing, for the avoidance of doubt, need not include equity compensation or equity compensation opportunity as part of such aggregate) than the salary, wage, commission, incentive compensation (including, for purposes of determining the aggregate value of compensation and compensation opportunity, equity compensation and equity compensation opportunity) and bonus opportunity that was provided to such Company Employee immediately before the Effective Time, (ii) employee retirement, welfare and other benefits that are no less favorable in the aggregate than the employee retirement, welfare and other benefits provided to such Company Employee immediately before the Effective Time, and (iii) severance benefits in accordance with Section 6.10(a) of the Company Disclosure Letter (taking into account such Company Employee’s service as required pursuant to Section 6.10(b)).

(b)    For purposes of vesting, eligibility to participate, level of benefits and benefit accruals (but not level of benefits or benefit accrual under a defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries (including the Surviving Corporation) providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to at least the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any corresponding employee benefit plan of the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing welfare benefits to any Company Employee, Parent shall cause all pre-existing condition limitations or exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her spouse and covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her spouse and covered dependents during the portion of the plan year of the corresponding Company Plan in which such Company Employee participated immediately before the consummation of the Transactions ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her spouse and covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, however, that in the case of any New Plan that is insured, such amounts shall be taken into account only to the extent the insurer consents thereto. Kuraray or Parent shall, or shall cause their respective Subsidiaries or Affiliates (including the Surviving Corporation) to, credit each Company Employee with the accrued and unused vacation, personal and sickness days to which such Company Employee is entitled through the Effective Time.

(c)    No provision in this Section 6.10, whether express or implied, shall create any third party beneficiary or other rights in any employee or former employee of the Company or any of its Subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Company Plan or any other Person; (ii) create any rights to continued employment with the Company, the Surviving Corporation, Kuraray, Parent or any of their Subsidiaries or Affiliates or in any way limit the ability of the Company, the Surviving Corporation, Kuraray, Parent or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Company Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Company, the Surviving Corporation, Kuraray, Parent or any of their Subsidiaries or Affiliates.

Section 6.11    Parent Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 251 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.12    Stock Exchange Delisting. Prior to the Effective time, the Company shall, and from and after the Effective Time, Kuraray, Parent and the Surviving Company shall, use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE as promptly as practicable after the Effective Time (but in any event within ten days after the Closing Date) and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.13    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, Kuraray, Parent, Merger Sub, the Company and their respective boards of directors shall grant such reasonable approvals and take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.

Section 6.15    Control of Operations. Without limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall (a) give Kuraray, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) the Company, directly or indirectly, the right to control or direct Kuraray’s, Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each party hereto will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)    Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all other filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed pursuant to any other applicable Antitrust Laws required to consummate the Merger and set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained or filed or shall have occurred, (iii) the CFIUS Approval shall have been obtained and (iv) any applicable prior notice period under ITAR relating to the Merger and the other Transactions shall have expired or otherwise been waived by DDTC.

(c)    No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity shall be in effect restraining, preventing or otherwise prohibiting the consummation of the Merger.

Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Kuraray, Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Kuraray, Parent and Merger Sub, at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in Section 3.2, Section 3.7(b), Section 3.25, Section 3.26 and Section 3.27 shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.4(a) and Section 3.4(c) shall be true and correct in all respects except for de minimis inaccuracies (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), (iii) the representations and warranties of the Company set forth in Section 3.4(b) and Section 3.4(d) shall be true and correct in all material respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date) and (iv) the representations and warranties of the Company set forth herein (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date (which, for the avoidance of doubt, shall be satisfied in the event that the Company has, prior to the Effective Time, cured a breach of a covenant and/or an agreement contained in this Agreement).

(c)    Officer’s Certificate. The Company shall have furnished Kuraray with a certificate dated as of the Closing Date signed on its behalf by its chief executive officer or chief financial officer to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Kuraray, Parent and Merger Sub set forth herein shall be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)    Performance of Obligations of Kuraray, Parent and Merger Sub. Each of Kuraray, Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date (which, for the avoidance of doubt, shall be satisfied in the event that Kuraray, Parent or Merger Sub has, prior to the Effective Time, cured a breach of a covenant and/or an agreement contained in this Agreement).

(c)    Officer’s Certificate. Each of Kuraray, Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained (except as set forth below):

(a)    by mutual written consent of Kuraray, Parent, Merger Sub and the Company;

(b)    by Kuraray or the Company:

(i)    if the Merger has not been consummated on or before April 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party that has breached any provision of this Agreement, where such breach has been the proximate cause of the failure to consummate the Merger; provided further, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing set forth in Article VII have been fulfilled (other than those conditions that by their nature are to be satisfied at the Closing), then the Outside Date shall be automatically extended without any action by any of the parties to September 30, 2018, and such date shall become the Outside Date for purposes of this Agreement;

(ii)    if any Law or final and nonappealable Order shall be in effect restraining, preventing or otherwise prohibiting or making illegal the consummation of the Merger;

(iii)    following a CFIUS Turndown; provided, however, that the party seeking to terminate pursuant to this Section 8.1(b)(iii) shall have complied with its obligations set forth in Section 6.3; or

(iv)    if the Meeting (including any adjournments and postponements thereof) shall have concluded and, at the Meeting, a proposal to adopt this Agreement shall have been voted on by the Company’s record date stockholders and the Stockholder Approval shall not have been obtained.

(c)    by the Company prior to obtaining the Stockholder Approval, in order to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal concurrently with the termination of this Agreement; provided, however, that the Company, its Subsidiaries and its and their respective Representatives shall have complied in all respects with Section 5.2 and shall have paid or shall concurrently pay the Termination Fee due under Section 8.2(b);

(d)    by Kuraray prior to the Meeting if the Company Board shall have made a Company Adverse Recommendation Change;

(e)    by the Company if Kuraray, Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements or breached any of its representations or warranties, in each case contained in this Agreement, which breach or failure to perform, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) which is not cured within the earlier of (A) the Outside Date and (B) the 30th day after written notice thereof is given by the Company to Kuraray; provided, however, that (A) the Company shall have given Kuraray written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and (B) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(f)    by Kuraray if the Company shall have breached or failed to perform any of its covenants or other agreements or breached any of its representations or warranties, in each case contained in this Agreement, which breach or failure to perform, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) which is not cured within the earlier of (A) the Outside Date and (B) the 30th day after written notice thereof is given by Kuraray to the Company; provided, however, that (A) Kuraray shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating Kuraray’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination and (B) Kuraray will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Kuraray, Parent or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2    Effect of Termination.

(a)    Except as provided in Section 8.2(b), if this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, Affiliate or Representative of such party) to any of the other parties hereto; provided, however, that the provisions of Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination; provided, further, that, subject to Section 8.2(b), no party will be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement), arising out of any fraud or any knowing and intentional breach by such party prior to such termination, it being understood that the failure of Kuraray, Parent or Merger Sub to effect the Closing when required under the terms of this Agreement shall constitute a knowing and intentional breach. No party claiming that such fraud or breach occurred will have any duty or otherwise be obligated to mitigate any such damages, and such party will be entitled to all rights and remedies available at law or in equity with respect to such fraud or breach, including in the case of a breach by Kuraray, Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including the loss of the benefit of the Transactions to the Company and the lost stockholder premium and any benefit to Kuraray, Parent or the stockholders of Kuraray arising from such breach.

(b)    If this Agreement is terminated (i) by Kuraray pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c) or (iii) by either Kuraray or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iv) or by Kuraray pursuant to Section 8.1(f) and (A) prior to such termination a Company Takeover Proposal shall have been publicly announced or disclosed and shall not have been withdrawn as of the time the event giving rise to such termination occurred and (B) at any time on or prior to the 12 month anniversary of such termination the Company or any of its Subsidiaries enters into a Company Acquisition Agreement or a Company Takeover Proposal is consummated

(provided that solely for purposes of this Section 8.2(b)(iii)(B), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 15% shall be deemed references to 50%), the Company shall pay Kuraray the Termination Fee by wire transfer (to an account designated by Kuraray) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (y) in the case of clause (ii) of this Section 8.2(b), prior to or concurrently with such termination, and (z) in the case of clause (iii) of this Section 8.2(b), on the earlier of the date of the Company Acquisition Agreement or upon consummation of the transactions contemplated by the relevant Company Takeover Proposal. “Termination Fee” shall mean a non-refundable cash amount equal to $33,200,000. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in this Section 8.2(b), the Company, its Subsidiaries and their respective former, current or future directors, stockholders, managers, members, Affiliates and Representatives shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b) and Section 8.2(c). In no event shall the Termination Fee be paid more than once.

(c)    The Company acknowledges that the agreements contained in this Section 8.2 are integral parts of the Transactions, and that, without these agreements, Kuraray, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Kuraray, Parent or Merger Sub commences an Action that results in a judgment against the Company, the Company shall pay to Kuraray interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable fees, costs and expenses (including attorneys’ fees, costs and expenses) incurred in connection with such Action.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Waivers. Subject to applicable Law and the rules and regulations of the NYSE, and in accordance with the immediately following sentence, this Agreement may be amended or modified by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors to the extent required by Law, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law or in accordance with the rules and regulations of NYSE requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party to this Agreement to assert any of its rights or remedies under this Agreement or otherwise shall not constitute a waiver of such rights or remedies.

Section 9.2    Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)    if to Kuraray, Parent or Merger Sub, to:

Kuraray Co., Ltd.

1-1-3 Otemachi, Chiyoda-ku

Tokyo 100-8115, Japan

Facsimile No.: +81-3-6701-1139

Email: Fuyuo.Ueyama@kuraray.com

Attention: General Manager

Corporate Management Planning Office

with a copy to:

Mayer Brown

1221 Avenue of the Americas

New York, NY 10020-1001

Facsimile No.: (212) 849-5650

Email: ksheridan@mayerbrown.com

Attention: L. Kevin Sheridan Jr.

(b)    if to the Company, to:

Calgon Carbon Corporation

300 GSK Drive

Moon Township, Pennsylvania 15108

Facsimile No.: (412) 402-9711

Email: cwhalen@calgoncarbon.com

Attention: Chad Whalen

Senior Vice President, General Counsel & Secretary

with a copy to:

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219

Facsimile No.: (412) 394-7959

Email: dgrubman@jonesday.com

Attention: David A. Grubman

Each party consents to service of any process, summons, notice or document that may be served in any proceeding in the Delaware Court of Chancery or the United States Districted Court for the District of Delaware, which service shall be in accordance with this Section 9.4.

Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), all of which when executed will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto.

Section 9.6    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and the Company Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) this Section 9.6 and Section 9.12 are not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) after the Effective Time, the provisions in Section 6.7 (which provisions may be enforced directly by Indemnified Parties); provided, that, for the avoidance of doubt, from and after the Effective Time the Indemnified Parties shall have the right to enforce all aspects of such provisions, including the covenants and agreements contained therein that were to be performed prior to the Effective Time, (ii) the right of the holders of Shares of the Company to receive the Merger Consideration after the Effective Time (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) in accordance with the terms of this Agreement, and (iii) subject to Section 8.2(a), the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the benefit of the Transactions to the Company and the lost stockholder premium) in the event of Kuraray’s, Parent’s or Merger Sub’s knowing and intentional breach of this Agreement. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (iii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the Company’s stockholders. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.1 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Disclosure Letter References. The parties hereto agree that each section or subsection of the Company Disclosure Letter shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter. The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsections.

Section 9.8    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the Transactions are fulfilled to the fullest extent possible.

Section 9.9    Governing Law.

(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)    Any action, suit or proceeding based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.9(b).

Section 9.10    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and any be enforceable by their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, (a) by Kuraray or Parent without the prior written consent of the Company or (b) by the Company without the prior written consent of Kuraray.

Section 9.11    Specific Performance.

(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Company, Kuraray, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 shall not be required to provide any bond or other security in connection with any such injunction and any party against whom such injunction is entered expressly waives any bond or security in connection therewith.

(b)    For the avoidance of doubt, any of the parties may pursue both a grant of specific performance to the extent permitted by this Section 9.11 and the payment of damages as contemplated by Section 8.2(a).

Section 9.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1    Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that (a) does not limit the Company’s obligations under the Merger Agreement and (b) contains provisions no less restrictive than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding (including any civil, administrative or appellate proceeding), hearing or audit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended and Restated Bylaws” has the meaning set forth in Section 1.5(b).

“Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 1.5(a).

“Anti-Bribery Laws” has the meaning set forth in Section 3.21(a).

“Antitrust Laws” has the meaning set forth in Section 6.3(d).

“Book-Entry Shares” has the meaning set forth in Section 2.1(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Tokyo, Japan or New York, New York are authorized or obligated by Law or Order to close.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.1(a).

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“CFIUS Approval” means the existence of any of the following conditions: (a) a written determination by CFIUS that the Transactions are not covered transactions pursuant to 31 C.F.R. Part 800.207, (b) a written notice issued by CFIUS to the effect that CFIUS has concluded its review or investigation of the Transactions and that CFIUS has no unresolved national security concerns with respect to the Transactions, or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“CFIUS Turndown” has the meaning set forth in Section 6.3(h).

“Changes” means any circumstances, events, changes, effects, occurrences, events or developments.

“Claim” has the meaning set forth in Section 6.7(d).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.13(c)(vi).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(e).

“Company Board” has the meaning set forth in Section 3.2(a).

“Company Class A Stock” has the meaning set forth in Section 3.4(a).

“Company Common Stock” has the meaning set forth in Section 3.4(a).

“Company Covered Employees” has the meaning set forth in Section 3.13(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 6.10(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, or purported to be owned, by the Company or any of its Subsidiaries and that is material to the Company’s or any of its Subsidiaries’ business.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no Changes arising out of or resulting from any of the following shall, either alone or in combination, constitute or contribute to a Material Adverse Effect: (a) any Changes in the economy of the United States or global economic conditions; (b) any Changes generally affecting any of the industries in which the Company and any of its Subsidiaries conduct any business that is material to the Company and its Subsidiaries, taken as a whole; (c) any decline in the market price, or change in trading volume, of the Company Common Stock (it being understood that any Changes giving rise to or contributing to such decline or change may, if not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (d) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (e) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that any Changes giving rise to or contributing to such failure may, if not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (f) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, or actions expressly required by the terms of this Agreement; (g) any change after the date hereof in applicable Law, including any Tax or trade policy, or GAAP (or authoritative interpretations thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or the threat of any of the foregoing; (i) any hurricane, tornado, flood, earthquake or other natural disaster; or (j) any adverse change to any of the Company’s credit ratings (it being understood that any Changes giving rise to or contributing to such adverse change may, if not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); provided, further, that, with respect to the foregoing clauses (a), (b), (g), (h) and (i), such Changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in industries in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.10(a).

“Company Non-U.S. Plan” has the meaning set forth in Section 3.13(c)(v).

“Company Option” means any option to purchase Shares granted under the Company Stock Plans.

“Company Performance Share Award” means any performance share award granted under any Company Stock Plan that is subject to performance-based vesting, and that and entitles the holder thereof to Shares or cash equal to or based on the value of Shares.

“Company Permits” has the meaning set forth in Section 3.9.

“Company Phantom Stock Unit Award” means any phantom stock unit award granted under any Company Stock Plan that entitles the holder thereof to cash in an amount equal to or based on the value of Shares.

“Company Plan” has the meaning set forth in Section 3.13(a).

“Company Preferred Stock” has the meaning set forth in Section 3.4(a).

“Company Recommendation” has the meaning set forth in Section 3.2(c).

“Company Restricted Stock” means Shares which were granted under any Company Stock Plan and which are subject to forfeiture restrictions.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.4(b).

“Company Stock Awards” means the Company Options, Company Restricted Stock, Company Phantom Stock Unit Awards and Company Performance Share Awards.

“Company Stock Plans” means the Amended and Restated 2008 Equity Incentive Plan, the Second Amended and Restated 2008 Equity Incentive Plan, the 1993 Non-Employee Directors’ Stock Option Plan and the 1999 Non-Employee Directors’ Phantom Stock Unit Plan, in each case as amended from time-to-time.

“Company Superior Proposal” means an bona fide written Company Takeover Proposal that did not result from a breach of Section 5.2 that if consummated would result in a Person or group of Persons (other than Kuraray, Parent, Merger Sub or their respective Affiliates), or in the case of a merger or similar transaction, the stockholders of any such Person, acquiring or purchasing, directly or indirectly, more than (x) 50% of the total voting power of the equity securities of the Company or (y) 50% of the consolidated assets, revenues or net income of the Company and its Subsidiaries, in each case, for consideration consisting of cash and/or securities, in each case, that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is (a) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Company Takeover Proposal (including all conditions contained therein) and the Person or group of Persons making such Company Takeover Proposal and (b) taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal, more favorable to the stockholders of the Company from a financial point of view than the consideration to be received by the stockholders of the Company in the Merger.

“Company Systems” means all of the following used by or for, or otherwise relied on by, the Company or any of its Subsidiaries (whether owned by any of them or any other Person): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Company Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Kuraray, Parent, Merger Sub or their respective Affiliates) for, with respect to or relating to (a) a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, binding share exchange, joint venture, liquidation, dissolution, partnership or other similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company the business of which constitutes 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (b) acquiring or purchasing in any manner, directly or indirectly, more than 15% of the total voting power of the equity securities of the Company or (c) acquiring or purchasing in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries constituting more than 15% of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, in each case, other than the Merger and the other Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 3.28(a).

“Contract” means any agreement, lease, sublease, license, contract, note, bond, option, mortgage, indenture, guaranty, warrant, deed of trust, franchise, concession, arrangement, obligation or other legally binding arrangement (whether written or oral).

“Data Security Requirements” means the following, in each case to the extent relating to any sensitive or confidential information, including Sensitive Information, or any matters relating to data privacy, protection, or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any Sensitive Information: (a) all Privacy and Security Laws and other applicable Laws and any related security breach notification requirements; and (b) Contracts to which the Company or any of its Subsidiaries is bound.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988 and the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. 4565) and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Export Administration Regulations” has the meaning set forth in Section 3.22(a).

“Expenses” has the meaning set forth in Section 8.2(c).

“Export Control Laws” has the meaning set forth in Section 3.22(a).

“FCPA” has the meaning set forth in Section 3.21(a).

“Financial Advisor” has the meaning set forth in Section 3.24.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.3(b).

“GAAP” has the meaning set forth in Section 3.5(b).

“General Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Government Bid” shall mean any outstanding bid, offer or proposal which, if accepted or successful, would result in a Government Contract.

“Government Contract” means a written Contract, including any subcontract or purchase order at any tier, any grants, cooperative agreements, technology investment agreements and other similar agreements, between the Company or any of its Subsidiaries, on the one hand, and any federal or national Governmental Entity or any prime contractor to any federal or national Governmental Entity, on the other hand.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“HCERA” has the meaning set forth in Section 3.13(c)(viii).

“Health Plan” has the meaning set forth in Section 3.13(c)(viii).

“Healthcare Reform Laws” has the meaning set forth in Section 3.13(c)(viii).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” means each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, including (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, and improvements thereto, (b) trademarks, service marks, logos, trade names, corporate names, brand names, slogans, product designations, designs, trade dress, and any other indicia of source or origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights, works of authorship and copyrightable works and all applications and registrations in connection with any of the foregoing, (d) Know-How, (e) Software, (f) uniform resource locators, web site addresses, Internet domain names and other social media identifiers, and registrations therefor, (g) moral and economic rights of authors and inventors, (h) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real persons, and (i) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Intervening Event” means a material event, change or development in circumstances that was not known to or reasonably foreseeable by the Company Board as of the date hereof and becomes known to the Company Board after the date hereof and prior to the time the Stockholder Approval is obtained; provided, however, that the receipt, existence or terms of any Company Takeover Proposal or any offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal shall be deemed not to constitute or contribute to an Intervening Event.

“IRS” means the Internal Revenue Service.

“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.

“Know-How” means inventions and discoveries (whether patentable or not), privileged or proprietary industrial designs, trade secrets, confidential information (including, to the extent privileged, proprietary or confidential, ideas, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists and price and cost information) and privileged or proprietary know-how.

“Knowledge” means (a) with respect to Kuraray, Parent and Merger Sub, the actual knowledge of Fuyuo Ueyama, Kazuya Shimizu, Yusuke Ryosho, Hiroshi Fukuizumi and Yasushi Nagai and (b) with respect to the Company, the actual knowledge of the individuals identified on Section 10.2 of the Company Disclosure Letter, in each case, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Kuraray” has the meaning set forth in the Preamble to this Agreement.

“Law” means any international, national, federal, state or local law (statutory, common law or otherwise), constitution, treaty, convention, code, ordinance, regulation, rule or other similar requirement enacted, adopted or promulgated by any Governmental Entity.

“Lease” or “Leases” has the meaning set forth in Section 3.14(b).

“Leased Real Property” means all of the real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Major Customer” has the meaning set forth in Section 3.10(a)(xii).

“Major Customer Contract” has the meaning set forth in Section 3.10(a)(xii).

“Major Supplier” has the meaning set forth in Section 3.10(a)(xiii).

“Major Supplier Contract” has the meaning set forth in Section 3.10(a)(xiii).

“Materials of Environmental Concern” chemical, material, substance or waste, in each case, that is regulated by or gives rise to liability under any applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Meeting” has the meaning set forth in Section 6.2(a).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Municipal Contract” has the meaning set forth in Section 3.10(a)(v).

“New Plans” has the meaning set forth in Section 6.10(b).

“NYSE” has the meaning set forth in Section 3.3(b).

“OFAC” has the meaning set forth in Section 3.22(a).

“Option Cash Payment” has the meaning set forth in Section 2.3(a).

“Order” means, with respect to any Person, any executive order, judgment, ruling, injunction, assessment, award, decree or other order (whether temporary, preliminary or permanent) enacted, adopted, promulgated or applied by any Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” means all of the real property owned by the Company or any Subsidiary of the Company.

“Parent” has the meaning set for in the Preamble to this Agreement.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Performance Share Award Cash Payment” has the meaning set forth in Section 2.3(d).

“Permitted Encumbrances” means: (a) Encumbrances that relate to Taxes imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which reserves have been established on the Company Financial Statements); (b) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent; (c) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (d) other imperfections or irregularities in title, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements set forth in Section 10.2(a) of the Company Disclosure Letter, reciprocal easement agreements, restrictions on use and other customary encumbrances on title to or use of real property, (e) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (f) any Laws affecting any Site, (g) any utility company rights under applicable Law, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (h) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway, (i) as to any Leased Real Property, any Encumbrances affecting the interest of the lessor thereof and (j) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement; provided, however, that, in the case of clauses (c) through (h), none of the Encumbrances set forth in any such clause, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, estate, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Personal Information” means any data or other information (including protected health information) about or from an individual, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information), or that is otherwise protected by or subject to any Privacy and Security Law.

“Phantom Stock Unit Award Cash Payment” has the meaning set forth in Section 2.3(c).

“PPACA” has the meaning set forth in Section 3.13(c)(viii).

“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, security, or other similar Laws (including any security breach notification requirements), including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.

“Proxy Statement” has the meaning set forth in Section 3.11.

“Representatives” has the meaning set forth in Section 5.2(a).

“Rights” has the meaning set forth in Section 3.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.3(b).

“Sensitive Information” means privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse, or unauthorized access or disclosure, could cause serious harm to the organization owning it. Sensitive Information shall include information (a) covered by Law, including the Privacy and Security Laws and (b) Personal Information.

“Shares” has the meaning set forth in Section 2.1.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Software” means computer programs and software, whether in source code or object code form, including (a) data, databases and collections of data, (b) software implementations of algorithms, models and methodologies, firmware and application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“SOX” has the meaning set forth in Section 3.5(c).

“Stockholder Approval” has the meaning set forth in Section 3.2(b).

“Subsidiary” means, with respect to any Person, any foreign or domestic entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or otherwise controls such entity or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statutes” has the meaning set forth in Section 3.26.

“Tax” or “Taxes” means any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value-

added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add-on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes) or similar fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to Treas. Reg. §1-1502-6 (or any similar provision of state, local or foreign tax Law), as transferee or successor, by contract or otherwise, imposed, assessed, or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to or required to be filed with any Governmental Entity with respect to Taxes, including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

Section 10.2    Other Definitional and Interpretative Provisions. The following provisions shall be applied wherever appropriate herein: (a) ”herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used, (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural, (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, (e) this Agreement shall be deemed to have been drafted by the parties and this Agreement shall not be construed against any party as the principal draftsperson hereof, (f) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified, (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions, (h) the Company Disclosure Letter is incorporated herein by reference and shall be considered part of this Agreement, (i) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof, (j) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion, (k) ”including” means “including, without limitation,” (l) the word “extent” in the phrase “to the extent”

means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” and (m) reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Kuraray, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

CALGON CARBON CORPORATION

By:	/s/ Randall S. Dearth
Name:	Randall S. Dearth
Title:	Chairman, President and CEO

[Signature page to Agreement and Plan of Merger]

KURARAY CO., LTD.

By:	/s/ Masaaki Ito
Name:	Masaaki Ito
Title:	Representative Director and President

KURARAY HOLDINGS U.S.A., INC.

By:	/s/ Kazuhiko Kugawa
Name:	Kazuhiko Kugawa
Title:	President

KJ MERGER SUB, INC.

By:	/s/ Fuyuo Ueyama
Name:	Fuyuo Ueyama
Title:	President

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALGON CARBON CORPORATION

ARTICLE I

The name of the corporation is: CALGON CARBON CORPORATION.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The corporation is to have a perpetual existence.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is one hundred (100) shares of common stock, and the par value of such share of common stock shall be $0.01.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the board of directors of the corporation. Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the corporation. In furtherance of and not in limitation of the powers conferred by the DGCL, the board of directors of the corporation is expressly authorized to make, amend or repeal the By-laws of the corporation.

The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or thereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in this present form or as hereafter amended are granted subject to the right reserved in this Article.

Meetings of stockholders may be held within or outside the State of Delaware, as the By-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation.

ARTICLE VI

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this paragraph shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to December 22, 1986.

Directors and officers of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation or otherwise) arising out of their service to the corporation or to another organization at the request of the corporation. Persons who are not directors or officers of the corporation, including each person who at the request of the corporation has served as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (individually, including directors or officers of the corporation, an “Indemnified Person” and collectively, the “Indemnified Persons”) may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any Indemnified Person against any liability asserted against him and incurred by him in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof, and to Indemnified Persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article VI.

Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by Indemnified Persons may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation of the corporation, the By-Laws of the corporation or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Article VI but whom the corporation has the power or obligation to indemnify under applicable law, or otherwise.

EXHIBIT B

Amended and Restated Bylaws

See attached.

AMENDED AND RESTATED BY-LAWS

- of -

CALGON CARBON CORPORATION

(herein called the “Corporation”)

ARTICLE I

Stockholders

Section 1.01. Annual Meeting; Election of Directors.

(a)    The Board of Directors by resolution shall designate the time, place and date of the annual meeting of the stockholders for the election of directors and the transaction of such other business as may come before it.

(b)    The stockholders may elect the Board of Directors by written consent in lieu of the annual meeting. If the consent is less than unanimous, it will constitute a consent in lieu of the annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of the consent were (i) vacant at the effective time and (ii) filled by action of the consent.

(c)    If the annual meeting is not held on the date designated for it or if the Board of Directors has not been elected by written consent in lieu of an annual meeting, the standing directors shall cause the meeting to be held as soon as it is convenient.

Section 1.02. Special Meetings.

(a)    Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the President, any Vice-President, the Treasurer or the Secretary or by resolution of the Board of Directors. Special meetings of the stockholders shall be held at such place, within or without the State of Delaware, as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.

(b)    The Board of Directors may, in its sole discretion, determine that a stockholders meeting shall not be held at any place, but may instead be held solely by means of remote communication. Further, the board of directors may, in its sole discretion, authorize stockholders and proxyholders not physically present at a meeting of stockholders to, by means of remote communication and subject to such guidelines and procedures as the Board of Directors may adopt: (i) participate in a meeting of stockholders and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication. If the Board of Directors authorizes a meeting solely by remote communication, the Corporation must (A) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) maintain a record of any vote or other action taken at the meeting by means of remote communication by any stockholder or proxyholder.

Section 1.03. Notice of Meetings of Stockholders.

(a)    Whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given, unless that notice shall be waived, which shall state the place, if any, means of remote communication, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

(b)    When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.04. Quorum.

(a)    At all meetings of the stockholders, the holders of one-third of the stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of any business.

(b)    When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

(c)    The stockholders present may adjourn the meeting despite the absence of a quorum and at any such adjourned meeting at which the requisite amount of voting stock shall be represented, the Corporation may transact any business which might have been transacted at the original meeting had a quorum been there present.

Section 1.05. Fixing Date for Determination of Stockholders of Record.

In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 1.06. Stockholder’s Right of Inspection.

(a)    Stockholders of record, in person or by attorney or other agent, shall have the right, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

(b)    The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 1.07. Consent in Lieu of Meeting.

(a)    Any corporate action, with respect to which the vote of the stockholders at a meeting thereof is required or permitted by any provision of the DGCL, the Certificate of Incorporation of the Corporation, or these By-laws, may be taken without that vote and meeting, and that vote and meeting may be dispensed with, if that corporate action has been consented to in writing by the holders of a majority (or, if with respect to a particular corporate action the DGCL, the Certificate of Incorporation of the Corporation or these By-laws specifies a greater percentage, by the holders of that percentage) of the stock that would have been entitled to vote upon that action if a meeting were held. Prompt notice shall be given to all stockholders of the taking of any corporate action pursuant to the provisions of that paragraph unless that action has been consented to in writing by the holders of all of the stock that would have been entitled to vote upon that action if a meeting were held.

(b)    A stockholder or proxyholder may consent to action by means of a telegram, cablegram or other electronic transmission. The stockholder, the proxyholder or a person or persons authorized to act for the stockholder or proxyholder must transmit the consent. The consent shall be deemed to be written, signed and dated if the transmission sets forth or is delivered with information from which the Corporation can determine (i) that the transmission was transmitted by the stockholder, proxyholder or authorized person(s), and (ii) the date on which it was transmitted. The date on which the transmission is transmitted shall be deemed to be the date on which the consent was signed.

(c)    Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for all purposes for which the original writing could be used, provided that the reproduction is of the entire original writing.

ARTICLE II

Directors

Section 2.01. Management of Business.

(a)    The business of the Corporation shall be managed by its Board of Directors.

(b)    The Board of Directors, in addition to the powers and authority expressly conferred upon it herein, by statute, by the Certificate of Incorporation of the Corporation or otherwise, is hereby empowered to exercise all such powers as may be exercised by the Corporation, except as expressly provided otherwise by the DGCL, by the Certificate of Incorporation of the Corporation or by these By-laws.

(c)    Without prejudice to the generality of the foregoing, the Board of Directors, by resolution or resolutions, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes or any other securities of the Corporation, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which, any such rights or options may be issued and any such shares or other securities may be purchased from the Corporation upon the exercise of any such right or option shall be such as shall be fixed and stated in the resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive. If the shares of stock of the Corporation to be issued upon the exercise of such rights or options shall be shares having a par value, the price or prices so to be received therefor shall not be less than the par value thereof. If the shares of stock so to be issued shall be shares of stock without par value, the consideration therefor shall be determined in the manner provided in Section 153(b) of the DGCL.

Section 2.02. Qualifications and Number of Directors.

Directors need not be stockholders. The number of directors constituting the Board of Directors shall be as determined from time to time by resolution of the stockholders or Board of Directors.

Section 2.03. Election and Term.

The directors shall be elected at the annual meeting of the stockholders, and each director shall be elected to hold office until his successor shall be duly elected and qualified, or until his earlier death, resignation or removal.

Section 2.04. Resignations.

Any director of the Corporation may resign at any time by giving written notice to the Corporation. Such resignation shall take effect at the time specified therein, if any, or if no time is specified therein, then upon receipt of such notice by the Corporation; and, unless otherwise provided therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.05. Vacancies and Newly Created Directorships.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors shall be duly elected and qualified, or until their earlier death, resignation or removal. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in the filling of other vacancies.

Section 2.06. Quorum of Directors.

(a)    At all meetings of the Board of Directors, one-third of the entire Board, but not less than two directors, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as provided in Section 2.05 hereof.

(b)    A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the directors to another time and place. Notice of any adjournment need not be given if such time and place are announced at the meeting.

Section 2.07. Annual Meeting.

The newly elected Board of Directors shall meet immediately following the adjournment of the annual meeting of stockholders in each year at the same place, within or without the State of Delaware, and no notice of such meeting shall be necessary.

Section 2.08. Special Meetings.

(a)    Special meetings may be called at any time by the President, any Vice President, the Treasurer or the Secretary or by resolution of the Board of Directors. Special meetings shall be held at such place, within or without the State of Delaware, as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.

(b)    Special meetings of the Board of Directors shall be held upon notice to the directors or waiver thereof.

(c)    Unless waived, notice of each special meeting of the Board of Directors, stating the time and place of the meeting, shall be given to each director by delivered letter, by telegram or by personal communication either over the telephone or otherwise, in each such case not later than the second day prior to the meeting, or by mailed letter deposited in the United States mail with postage thereon prepaid not later than the seventh day prior to the meeting. Notices of special meetings of the Board of Directors and waivers thereof need not state the purpose or purposes of the meeting.

Section 2.09. Committees.

(a)    The Board of Directors, by resolution adopted by a majority of the whole Board, may create one or more committees and appoint one or more directors to serve on such committee or committees. Each director appointed to serve on any such committee shall serve, unless the resolution designating the respective committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board, may also designate additional directors as alternate members of any committee to serve as members of such committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of such committee. In the absence or disqualification of a member and all alternate members designated to serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place and stead of such absent or disqualified member.

(b)    Any committee may exercise the power and authority of the Board of Directors to the extent specified by the resolution establishing such committee, or the Certificate of Incorporation or these Bylaws; provided, however, that no committee may take any action that is expressly required by the DGCL or the Certificate of Incorporation or these Bylaws to be taken by the stockholders and/or the Board of Directors and not by a committee thereof. Each committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of each committee, shall be reported to the Board of Directors at the next meeting of the Board.

(c)    Meetings of committees may be called at any time by the Chairman of the Board, if any, the President or the chairman of the respective committee. At least fifty percent of the members of the committee shall constitute a quorum for the transaction of business and, except as expressly limited by this section, the act of a majority of the members present at any meeting at which there is a quorum shall be the act of such committee. Except as expressly provided in this section or in the resolution designating the committee, a majority of the members of any such committee may select its chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

Section 2.10. Action Without a Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in a writing or writings and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 2.11. Meeting by Means of Conference Telephone.

Unless otherwise provided by the Certificate of Incorporation or these By-laws, members of the Board of Directors of the Corporation may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

ARTICLE III

Officers

Section 3.01. Number.

The officers of the Corporation shall be chosen by the Board of Directors. The officers shall be a President, a Secretary and a Treasurer, and such number of Vice-Presidents, and such other officers, if any, as the Board of Directors may from time to time determine. The Board of Directors may choose such other agents as it shall deem necessary. Any number of offices may be held by the same person.

Section 3.02. Terms of Office.

Each officer shall hold his office until his successor is chosen and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation.

Section 3.03. Removal.

Any officer may be removed from office at any time by the Board of Directors with or without cause.

Section 3.04. Authority.

The Secretary shall record all of the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose, and shall have the authority, perform the duties and exercise the powers in the management of the Corporation usually incident to the office held by him, and/or such other authority, duties and powers as may be assigned to him from time to time by the Board of Directors or the President. The other officers, and agents, if any, shall have the authority, perform the duties and exercise the powers in the management of the Corporation usually incident to the offices held by them, respectively, and/or such other authority, duties and powers as may be assigned to them from time to time by the Board of Directors or (except in the case of the President) by the President.

ARTICLE IV

Capital Stock

Section 4.01. Stock Certificates.

The shares of the Corporation shall be represented by certificates in such form as any officer may approve; provided, however, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Each certificate for shares shall be consecutively numbered or otherwise identified. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the President or a Vice-President, and by the Treasurer or the Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. Where such certificate is signed (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 4.02. Transfers.

Stock of the Corporation shall be transferable in the manner prescribed by the DGCL.

Section 4.03. Registered Holders.

Prior to due presentment for registration of transfer of any security of the Corporation in registered form, the Corporation shall treat the registered owner as the person exclusively entitled to vote, to receive notifications and to otherwise exercise all the rights and powers of an owner, and shall not be bound to recognize any equitable or other claim to, or interest in, any security, whether or not the Corporation shall have notice thereof, except as otherwise provided by the DGCL.

Section 4.04. New Certificates.

The Corporation shall issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, if the owner: (1) so requests before the Corporation has notice that the shares of stock represented by that certificate have been acquired by a bona fide purchaser; (2) files with the Corporation a bond sufficient (in the judgment of the directors) to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or theft of that certificate or the issuance of a new certificate; and (3) satisfies any other requirements imposed by the directors that are reasonable under the circumstances. A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do.

ARTICLE V

Indemnification

Section 5.01. Indemnification.

Directors and officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of their service to the Corporation or to another organization at the request of the Corporation. Persons who are not directors or officers of the Corporation, including each person who at the request of the Corporation has served as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (individually, including directors or officers of the Corporation, an “Indemnified Person” and collectively, the “Indemnified Persons”) may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any Indemnified Person against any liability asserted against him and incurred by him in respect of such service whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof, and to Indemnified Persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article V.

Section 5.02. Payment of Indemnification.

Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article V. Such expenses (including attorneys’ fees) incurred by Indemnified Persons may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 5.03. Exclusivity.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation of the Corporation, these By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Article V shall be made to the fullest extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Article V but whom the Corporation has the power or obligation to indemnify under applicable law, or otherwise.

ARTICLE VI

Miscellaneous

Section 6.01. Seal.

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware.”

Section 6.02. Checks.

All checks or demands for money shall be signed by such person or persons as the Board of Directors may from time to time determine.

Section 6.03. Fiscal Year.

The fiscal year shall begin the first day of January of each year and shall end on the thirty-first day of December of each such year.

Section 6.04. Notices and Mailing. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these By-laws, all notices required to be given by any provision of these By-laws shall be deemed to have been given effectively if given in person or by telephone, mail addressed to the recipient’s address as it appears on the records of the Corporation, facsimile, email or by other means of electronic transmission.

Section 6.05. Waiver of Notice. Whenever any notice is required to be given under the DGCL or the provisions of the Certificate of Incorporation or these By-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance at a meeting shall constitute a waiver of notice and such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need to be specified in any waiver of notice.

Section 6.06. Amendment of By-laws.

These By-laws may be altered, amended or repealed or new By-laws may be adopted at any meeting of the Board of Directors. The fact that the power to amend, alter, repeal or adopt the Bylaws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

EXHIBIT C

Forum Selection Bylaw

See attached.

ARTICLE X

MISCELLANEOUS

Section 10.01 Forum for Certain Actions. Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for, and shall have exclusive jurisdiction with regard to, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation or these By-laws or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensible parties named as defendants. If any action the subject matter of which is within the scope of this Section 10.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have notice of this Section 10.01 and to have consented to (i) the exclusive personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 10.01 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Failure to enforce the provisions of this Section 10.01 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Section 10.01.